UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material under § 240.14a-12

PROCEPT BioRobotics Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee previously paid with preliminary materials.

☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PROCEPT
BIOROBOTICS®

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

AQUABLATION
AQUABLATION
HYDROS

PROCEPT BIOROBOTICS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 9, 2026

April 22, 2026

Dear Stockholder:

You are cordially invited to attend the 2026 annual meeting of the stockholders (the “Annual Meeting”) of PROCEPT BioRobotics Corporation, a Delaware corporation (“we,” “us,” “PROCEPT” or the “Company”). The Annual Meeting will be held in a virtual meeting format on Tuesday, June 9, 2026 at 1:00 p.m. (Eastern Time) for the following purposes:

Items of Business
1
To elect the three nominees for Class II directors to serve until the 2029 annual meeting of stockholders and until their successors are duly elected and qualified. The three nominees for election are Antal Desai, Mary Garrett, and Frederic Moll, M.D.;

2	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2026;
3	To approve, on a non-binding advisory basis, the compensation of our named executive officers; and
4	To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in the proxy statement accompanying this Notice of Annual Meeting of Stockholders.

Record Date

The record date for the Annual Meeting is April 10, 2026 (the “Record Date”). Only stockholders of record at the close of business on the Record Date may vote at the Annual Meeting or any adjournment thereof.

Attendance at the Virtual Annual Meeting

We will once again be hosting a completely virtual Annual Meeting, which will be conducted solely online via live webcast. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting: https://meetnow.global/MR7C96H on Tuesday, June 9, 2026 at 1:00 p.m. (Eastern Time). There is no physical location for the Annual Meeting.

We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders and the Company, and to reduce the environmental impact of paper proxies. We believe that hosting a virtual meeting was a positive experience for our prior meetings. If you have any questions or need assistance in voting your shares, please write to PROCEPT Investor Relations at proxy@procept-biorobotics.com.

By Order of the Board of Directors

/s/ Alaleh Nouri

Alaleh Nouri
EVP, Chief Legal Officer & Corporate Secretary
San Jose, California

YOUR VOTE IS IMPORTANT! ALL STOCKHOLDERS ARE CORDIALLY INVITED TO
VIRTUALLY ATTEND THE ANNUAL MEETING.

Whether or not you expect to attend the Annual Meeting, please complete, date, sign, and return the proxy card, or vote over the internet or telephone as instructed in our proxy materials, as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy, you may still vote at the Annual Meeting. Please note however that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you are required to register in advance and obtain a legal proxy issued in your name from that record holder in order to be entitled to vote at the Annual Meeting. Please follow the instructions provided in the proxy statement and by your broker, bank or other nominee.

i

PROCEPT BioRobotics Corporation
150 Baytech Drive
San Jose, CA 95134

PROXY STATEMENT
FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 9, 2026
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to “Notice and Access” rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet instead of mailing printed copies. Accordingly, we are sending an Important Notice Regarding the Availability of Proxy Materials (the “Notice”) to our stockholders of record. Brokers and other nominees will be sending a similar Notice to all beneficial owners of stock who hold their shares through such broker or nominee. All record and beneficial stockholders will have the ability to access the proxy materials on the website referred to in the Notice free of charge and will not receive a full set of proxy materials in the mail unless requested. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

On or about April 22, 2026, we intend to make this proxy statement available on the internet and to commence mailing of the Notice to all stockholders entitled to vote at the Annual Meeting. For those stockholders entitled to vote at the Annual Meeting who properly request paper copies of such materials, a copy of this proxy statement, together with a proxy card, will be mailed within approximately three business days of such request.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on
June 9, 2026 at 1:00 p.m. (Eastern Time)
via the internet please visit www.envisionreports.com/PRCT for more details.

The Proxy Statement, the proxy card and other proxy materials, as well as our 2025 annual report on Form 10-K, are available at: www.envisionreports.com/PRCT. You are encouraged to access and review all of the important information contained in the proxy materials before submitting a proxy or voting at the Annual Meeting.

How do I attend the Annual Meeting?

The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by live webcast. You are entitled to participate in the Annual Meeting only if you were a stockholder of the Company as of the close of business on the Record Date. No physical meeting will be held.

You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting https://meetnow.global/MR7C96H. You also will be able to vote your shares online by attending the Annual Meeting by webcast.

If you are a record holder of your shares, to participate in the Annual Meeting you will need your control number that is included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials.

If you hold your shares through an intermediary, such as a bank or broker or other nominee, you must register with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), by 5:00 p.m. (Eastern Time) on June 4, 2026 using the instructions below.

The online meeting will begin promptly at 1:00 p.m. (Eastern Time). We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this proxy statement.

How do I register to attend the Annual Meeting virtually on the internet?

If you are a stockholder of record (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the internet. Please follow the instructions on the Notice or proxy card that you received to log into the Annual Meeting virtually on the internet using the control number contained on the Notice or proxy card.

If you hold your shares through an intermediary, such as a bank or broker or other nominee, you must request to register with Computershare in advance to vote or ask questions at the virtual Annual Meeting. Beneficial holders who do not register with Computershare prior to the deadline can attend the Annual Meeting as a guest at the internet address noted above, but will not be able to vote or ask questions at the Annual Meeting.

To register to attend the Annual Meeting online as a beneficial holder, you must submit proof of your proxy power (legal proxy) reflecting your PROCEPT holdings, obtained from your broker, along with your name and email address to Computershare. Requests for registration must be labeled as “PROCEPT Legal Proxy” and be received no later than 5:00 p.m. (Eastern Time) on June 4, 2026.

Requests for registration by beneficial holders should be directed to Computershare at the following addresses. Remember to forward or include email or other correspondence from your broker indicating your legal proxy over your PROCEPT shares:

By email:

To legalproxy@computershare.com

By mail:

    Computershare
PROCEPT BioRobotics Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

Further instructions may be provided to you as part of your registration process. You will receive a confirmation of your registration by email after Computershare receives your registration materials.

Why are you holding a virtual meeting instead of a physical meeting?

We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders and the Company. We believe that hosting a virtual meeting will enable more of our stockholders to attend and participate in the meeting since our stockholders can participate from any location around the world with internet access. We also are mindful of reducing the impact of paper proxies on our environment.

What if I have trouble accessing the Annual Meeting virtually?

The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Note: Internet Explorer is not a supported browser. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the Annual Meeting. We encourage you to access the Annual Meeting prior to the start time. For further assistance, you may call 1-888-724-2416.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date of April 10, 2026, will be entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 56,909,414 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on April 10, 2026, your shares were registered directly in your name with PROCEPT’s transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the telephone or on the internet as instructed below (see “How do I vote?”) or, if applicable, complete, date, sign and return the proxy card mailed to you to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee, and Plan Shares

If, on April 10, 2026, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization (referred to collectively herein as your "broker"), then you are the beneficial owner of shares held in “street name” and the Notice is being sent to you by the broker that holds your account. The broker holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker regarding how to vote the shares in your account. The Notice provided by your broker explains how to submit your voting instructions and the deadline for submitting your voting instructions to your broker.

If you are a beneficial owner, you may attend the Annual Meeting as a guest, or, if you want to vote or ask questions at the Annual Meeting you must register in advance with Computershare by following the instructions set forth above. As part of the registration you will need to provide a legal proxy from your broker and to submit a copy to Computershare as part of the registration process. Further instructions will be provided to you as part of your registration process.

If you hold shares in any employee stock purchase plan or other equity plan of the Company (the “Plans”), then you will receive from the applicable Plan trustee or administrators proxy materials and instructions regarding how to submit voting instructions to the Plan trustee or administrator for your shares held in the Plans. Delivery of such materials will be made in accordance with your delivery preferences in effect as of the Record Date and may be made by mail, electronically or through online access. Voting instructions for shares in the Plans must be received by 11:59 p.m. (Eastern Time) on June 8, 2026.

What am I voting on?

There are three matters scheduled for a vote:

1
Election of three nominees for Class II directors to serve until the 2029 annual meeting of stockholders and until their successors are duly elected and qualified. The three nominees for election are Antal Desai, Mary Garrett, and Frederic Moll, M.D.

2	Ratification of the selection of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2026.
3	Approval, on a non-binding advisory basis, of the compensation of our named executive officers (“NEOs”).

What if another matter is properly brought before the Annual Meeting?

The Board of Directors of the Company (the “Board” or the “Board of Directors”) knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares for which you grant your proxy on those matters in accordance with their best judgment.

What is the Board’s voting recommendation?

The Board recommends that you vote your shares:

✓ “For” the election of all three nominees for Class II director;

✓ “For” the ratification of the selection of PwC as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2026; and

✓ “For” the approval, on a non-binding advisory basis, of the compensation of our NEOs.

How do I vote?

The procedures for voting depend on whether your shares are registered in your name or are held by a broker:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet, or vote by proxy using a proxy card provided by us. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the virtual Annual Meeting and vote even if you have already voted by proxy. Voting at the Annual Meeting will have the effect of revoking your previously submitted proxy (see “Can I change my vote after submitting my proxy?” below).

By Internet or Telephone	If you received the Notice or a printed copy of the Proxy Materials, follow the instructions, and use the control number provided, in the Notice or on the proxy card.
By Mail	If you received a printed copy of the Proxy Materials, complete, sign, date, and mail your proxy card in the enclosed, postage-prepaid envelope.
During the Annual Meeting
You may also vote while attending the virtual Annual Meeting live through https://meetnow.global/MR7C96H. To attend the Annual Meeting and vote your shares, you must log into the Annual Meeting by using the control number located on your Notice or proxy card.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Nominee

If you hold your shares through a broker (that is, in street name), you will receive a Notice from your broker that includes instructions that you must follow in order to submit your voting instructions to your broker and have your shares voted at the Annual Meeting. If you want to vote while attending the virtual Annual Meeting live, you must register in advance by following the instructions above, which include submitting a legal proxy from your broker in advance of the meeting.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 10, 2026, the Record Date.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card, or otherwise vote, without marking voting selections, your shares will be voted, in accordance with the recommendations of the Board, “For” the election of all three nominees for Class II directors, “For” the ratification of PwC as the Company’s independent registered public accounting firm, and “for” the approval, on a non-binding advisory basis, of the compensation of our NEOs. If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Will my vote be kept confidential?

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed, except as may be required by law.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy or change your vote at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways on or before the close of voting for the Annual Meeting:

•You may submit another properly completed proxy card with a later date.

•You may grant a subsequent timely proxy by telephone or through the internet.

•You may send a timely written notice that you are revoking your proxy to PROCEPT’s Corporate Secretary at 150 Baytech Drive, San Jose, CA 95134; provided, however, if you intend to revoke your proxy by providing such written notice, we advise that you also send a copy via email to proxy@procept-biorobotics.com.

•You may attend and vote at the Annual Meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted at the Annual Meeting, so long as it is provided within the applicable deadline.

If your shares are held by your broker, you should follow the instructions provided by your broker to change your vote or revoke your proxy.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count votes “For,” votes to “Withhold” and broker non-votes for the proposal to elect directors and, with respect to other proposals, votes “For,” votes “Against,” votes to “Abstain” and broker non-votes (if applicable).

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker holding the shares as to how to vote on “non-routine” proposals. Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker holding the shares. If the beneficial owner does not provide voting instructions, the broker has the discretionary power to vote the shares with respect to matters that are considered to be “routine” under applicable rules but do not have discretionary power to vote the shares with respect to “non-routine” matters. On non-routine proposals, any “uninstructed shares” may not be voted by the broker and are considered to be “broker non-votes.” Only the proposal to ratify the selection of our independent registered public accounting firm is considered a “routine” matter for this purpose and brokers generally have discretionary voting power with respect to such proposal. Brokers do not have authority to vote on the election of directors, or on the approval, on a non-binding advisory basis, of the compensation of the Company’s NEOs, without voting instruction from the beneficial owner, resulting in broker non-votes on these proposals. Broker non-votes will be counted for the purpose of determining whether a quorum is present at the Annual Meeting.

What is the voting standard for each proposal?

Proposal		Vote Required	Broker Discretionary Voting Allowed?
No. 1	Election of Directors – Three Nominees	Plurality	No
No. 2	Ratification of the Selection of PwC as the Company’s Independent Registered Public Accounting Firm	Majority Cast	Yes
No. 3	Approval, on a non-binding advisory basis, of the compensation of the Company's NEOs	Majority Cast	No

With regard to the election of directors, you may either vote “For” the nominees or you may “Withhold” your vote for the nominees you specify. For the ratification of the selection of PwC as the Company’s independent registered public accounting firm you may vote “For” or “Against” or “Abstain” from voting. For the advisory vote on the approval of the compensation of our NEOs, you may vote “For" or "Against" or “Abstain” from voting.

Accordingly:

•Proposal No. 1: For the election of directors, the three nominees receiving the most “For” votes from the holders of shares present at the Annual Meeting or represented by proxy and entitled to vote on Proposal No. 1 will be elected as Class II directors to hold office until the 2029 annual meeting of stockholders and until a successor is duly elected and qualified. Only votes “For” or “Withheld” will affect the outcome. Broker non-votes will have no effect.

•Proposal No. 2: To be approved, a majority of the total votes cast on Proposal No. 2 must be voted “For” the ratification of the selection of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026. Abstentions and broker non-votes will not be considered votes cast on Proposal No. 2; and thus will have no effect; however, the ratification of the selection of PwC is a matter on which a broker generally has discretionary voting authority, and thus, we do not expect any broker non-votes with respect to Proposal No. 2.

•Proposal No. 3: To be approved, a majority of the total votes cast on Proposal No. 3 must be voted “For” the approval, on a non-binding advisory basis, of the compensation of the Company’s NEOs. Abstentions and broker non-votes will not be considered votes cast on Proposal No. 3; and thus will have no effect on this proposal.

Please be aware that Proposal 3 is advisory only and will not be binding upon our Board or the Compensation Committee. The Board and the Compensation Committee will review and consider the voting result when making future decisions regarding executive compensation.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid stockholder meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present or represented by proxy at the Annual Meeting. On the Record Date, there were 56,909,414 shares outstanding and entitled to vote. Thus, the holders of at least 28,454,707 shares must be present or represented by proxy at the Annual Meeting to have a quorum.

Abstentions, votes to “Withhold” and broker non-votes will be counted towards the quorum requirement. If there is no quorum, then either the chair of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting or represented by proxy may adjourn the meeting to another date. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting.

Who is paying for this proxy solicitation?

The accompanying proxy is solicited on behalf of the Board for use at the Annual Meeting. Accordingly, the Company will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees of the Company will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other nominees for the cost of forwarding proxy materials to beneficial owners.

How can I access the list of stockholders entitled to vote at the Annual Meeting?

A complete list of stockholders of record on the Record Date will be available by request to proxy@procept-biorobotics.com for examination at our corporate offices by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting. Record stockholders and beneficial owners who registered with Computershare may access the stockholder list during the Annual Meeting by following the instructions provided at https://meetnow.global/MR7C96H.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

When are stockholder proposals for inclusion in our Proxy Statement for next year’s annual meeting due?

Stockholders wishing to present proposals for inclusion in our Proxy Statement for the 2027 annual meeting of stockholders (the “2027 Annual Meeting”) pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must submit their proposals so that they are received by us at our principal executive offices no later than December 23, 2026 and must otherwise comply with Rule 14a-8 under the Exchange Act.

When are other proposals and stockholder nominations for next year’s annual meeting due?

With respect to proposals and nominations not to be included in our Proxy Statement pursuant to Rule 14a-8 of the Exchange Act, our Amended and Restated Bylaws (our “Bylaws”) provide that stockholders who wish to nominate a director or propose other business to be brought at an annual meeting of stockholders must notify our Corporate Secretary by a written notice, which notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding year’s annual meeting of stockholders.

Stockholders wishing to present nominations for director or proposals for consideration at the 2027 Annual Meeting under these provisions of our Bylaws must submit their nominations or proposals so that they are received at our principal executive offices not earlier than February 9, 2027 and not later than March 11, 2027 in order to be considered. In the event that the 2027 Annual Meeting is to be held on a date that is not within 30 days before or 60 days after the one-year anniversary of the Annual Meeting, then a stockholder’s fully compliant notice must be received by our Corporate Secretary no earlier than 90 days prior to such annual meeting and no later than the tenth day following the day on which we make a public announcement of the date of the 2027 Annual Meeting. In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide a notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 10, 2027.

Nominations or proposals should be sent in writing to our Corporate Secretary at 150 Baytech Drive, San Jose, CA 95134 with a copy, that shall not constitute receipt, to proxy@procept-biorobotics.com. A stockholder’s notice to nominate a director or bring any other business before the 2027 Annual Meeting must set forth certain information required by, and otherwise comply with our Bylaws.

We intend to file a Proxy Statement and WHITE proxy card with the SEC in connection with our solicitation of proxy for our 2027 Annual Stockholders Meeting. Stockholders may obtain our Proxy Statement (and any amendments or supplements thereto) and other documents as and when filed by the Company with the SEC without charge from the Company’s website at www.procept-biorobotics.com.

If you have any questions or need assistance in voting your shares, please write to PROCEPT at proxy@procept-biorobotics.com.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Company’s Board of Directors is presently comprised of nine members, who are divided into three classes, designated as Class I, Class II and Class III, as set forth below. One class of directors is elected by the stockholders at each annual meeting to serve from the time of their election until the third annual meeting of stockholders following their election and until their successor is duly elected and qualified. Dr. Zadno resigned from our Board effective September 1, 2025 and Mr. Daniel Puckett was appointed to our Board effective March 5, 2026.

Class	Directors
Class I directors	Elisabeth Little, Thomas M. Prescott and Larry L. Wood
Class II directors	Antal Desai, Mary Garrett and Frederic Moll, M.D.
Class III directors	Amy Dodrill, Taylor Harris and Daniel Puckett

The Nominating and ESG Committee of the Board has recommended, and the Board has approved, the nomination of our Class II directors, Antal Desai, Mary Garrett, and Frederic Moll, M.D., for re-election for three-year terms expiring at the 2029 annual meeting of stockholders and until their respective successors are duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Each of Mr. Desai, Ms. Garrett and Dr. Moll is currently a director of the Company.

Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. If any nominee should become unavailable to serve for any reason, it is intended that votes will be cast for a substitute nominee designated by the Nominating and ESG Committee and approved by the Board. We have no reason to believe that any nominee named will be unable to serve if elected.

Nominees for Director and Continuing Directors

The names and ages of the nominees and continuing directors, and their length of service with the Company and Board committee memberships are set forth in the table below.

Name	Age	Director Since	Class / Current Term Expires	Independent	AC	CC	NESG
Nominees
Antal Desai	48	June 2015	Class II / 2026 Annual Meeting	Yes	—
Mary Garrett	67	December 2021	Class II / 2026 Annual Meeting	Yes	—	—
Frederic Moll, M.D.	74	August 2011	Class II / 2026 Annual Meeting	Yes	—	—	—
Continuing Directors
Elisabeth Little	64	October 2021	Class I / 2028 Annual Meeting	Yes	—
Thomas M. Prescott*	70	July 2024	Class I / 2028 Annual Meeting	Yes	—	—	—
Larry L. Wood	60	April 2024	Class I / 2028 Annual Meeting	No	—	—	—
Amy Dodrill	53	June 2021	Class III / 2027 Annual Meeting	Yes			—
Taylor Harris	50	December 2020	Class III / 2027 Annual Meeting	Yes		—	—
Daniel Puckett	62	March 2026	Class III / 2027 Annual Meeting	Yes		—	—

*: Chair of the Board	: Financial Expert	: Committee Member	: Committee Chair
AC: Audit Committee	CC: Compensation Committee	NESG: Nominating and ESG Committee

A brief biography of each nominee and each continuing director is set forth below, which includes information, as of the Record Date, regarding specific and particular experience, qualifications, attributes or skills of each nominee that led the Nominating and ESG Committee and the Board to believe that the director should serve on the Board:

Director Nominees

Antal Desai. Mr. Desai has served as a member of our Board of Directors since June 2015. Mr. Desai joined Cardinal Investment Company, Inc. in September 2004, the predecessor firm to CPMG, Inc., an investment firm where he currently serves as a Managing Director. Mr. Desai is a member of the board of directors of several private companies. Mr. Desai received both a B.S. in Economics and an M.B.A. from the Wharton School at the University of Pennsylvania.

We believe Mr. Desai is qualified to serve on our Board of Directors due to his experience as a director of several companies and his experience investing in the healthcare industry.

Mary Garrett. Ms. Garrett has served as a member of our Board of Directors since December 2021. Ms. Garrett has served as a member of the board of directors of Omnicell, Inc. since March 2022, where she serves as the chair of the compensation committee and as a member of the corporate governance committee. Ms. Garrett previously served on the board of directors of Hillrom Corporation from March 2017 until it was acquired by Baxter International in December 2021, serving as chair of the governance committee during 2021 and serving on the audit committee of Hillrom during her tenure. She also previously served as a board member and was on the audit committee of Ethan Allen Interiors, Inc. from January 2016 until November 2021. Prior to these roles and her retirement in December 2015, Ms. Garrett was the Chief Marketing Officer, Global Markets for IBM Corporation. Ms. Garrett holds a B.S. in Biomedical Engineering from Boston University and an M.S. in Bioelectrical Engineering from Brown University.

We believe Ms. Garrett is qualified to serve on our Board of Directors because of her extensive management and directorship experience, including in the healthcare industry.

Frederic Moll, M.D. Dr. Moll has served as a member of our Board of Directors since August 2011. From April 2019 to March 2023, Dr. Moll served as Chief Development Officer for Johnson & Johnson Medical Devices Companies. Dr. Moll was also a co-founder, and, from September 2012 to 2019, was the Chairman and Chief Executive Officer of Auris Health, Inc., a robotics medical device company, that was acquired by Johnson and Johnson in 2019. Dr. Moll is also the Founding Partner of Sonder Capital Management, LLC, a healthcare venture capital investment firm. Dr. Moll has served as the Vice Chairman and a member of the board of directors of SS Innovations International, Inc. since September 2024. Dr. Moll previously served as member and as Chairman of the board of directors of Restoration Robotics, Inc., from November 2002 until its merger with Venus Concept in November 2019. Dr. Moll previously served on the board of directors of Intersect ENT, Inc. from March 2010 to February 2021, where he was a member of the nominating and corporate governance committee. Dr. Moll previously served on the board of directors of Shockwave Medical, Inc. from May 2011 until it was acquired by Johnson & Johnson in May 2024. Dr. Moll also previously served on the board of directors of Lux Health Tech Acquisition Corp. from June 2020 to June 2022, where he was a member of the audit committee. Dr. Moll received a B.A. in economics from the University of California at Berkeley, an M.S. in management from Stanford University and an M.D. from the University of Washington.

We believe Dr. Moll is qualified to serve on our Board of Directors because of his deep experience in the healthcare sector, his experience as a director of multiple healthcare companies, and his medical background and experience.

Continuing Directors

Elisabeth Little. Ms. Little has served as a member of our Board of Directors since October 2021. Ms. Little currently serves as a consultant to the pharmaceutical industry and is a member of the board of directors of Vyne Therapeutics, Inc., since March 2019, where she serves as chair of the compensation committee and as a member of the audit committee. Ms. Little was previously a member of the boards of directors of Satsuma Pharmaceuticals until its acquisition by SNBL in June 2023 and Intersect ENT, Inc. until its acquisition by Medtronic plc in May 2022. Ms. Little previously served as the Chief Commercial Officer and Executive Vice President of Corporate Strategy at Alder Biopharmaceuticals, a public biopharmaceutical company, from August 2016 until March 2019. Prior to that, she was Chief Commercial Officer for Kythera Biopharmaceuticals, a public biopharmaceutical company, from March 2012 until October 2015 and spent over 20 years at Allergan in a variety of commercial leadership roles of increasing responsibility. Ms. Little holds a B.S. in Biology from University of California at Irvine and an M.B.A. from Pepperdine University.

We believe Ms. Little is qualified to serve on our Board of Directors because of her extensive management experience in the healthcare industry.

Thomas M. Prescott. Mr. Prescott has served as Chair of the Board since July 2024. Prior to joining our Board, Mr. Prescott was President and Chief Executive Officer of Align Technology, Inc. from March 2002 to June 2015, and a member of its board of directors from March 2002 to May 2021. Prior to Align, Mr. Prescott was President and Chief Executive Officer of Cardiac Pathways, Inc. from May 1999 to August 2001 and a consultant for Boston Scientific Corporation from August 2001 to January 2002 after its acquisition of Cardiac Pathways in August 2001. Prior to Cardiac Pathways, Mr. Prescott held various sales, general management and executive roles at Nellcor Puritan Bennett, Inc. from April 1994 to May 1999, and various management positions at GE Medical Systems from October 1987 to April 1994. In addition, Mr. Prescott served in sales, marketing and management roles at Siemens AG from December 1980 to July 1986. Mr. Prescott also served as a board member for The Navy SEAL Foundation, and as a trustee at The Naval Postgraduate School Foundation. He received his B.S. in Civil Engineering from Arizona State University and Master in Management from Northwestern University.

We believe Mr. Prescott is qualified to serve on our Board of Directors because of his extensive management experience in the healthcare industry.

Larry L. Wood. Mr. Wood has served as our President and Chief Executive Officer since September 2025 and a member of our Board of Directors since April 2024. He previously served as Corporate Vice President, Transcatheter Aortic Valve Replacement from February 2007 to September 2025, and as Group President for Surgical Structural Heart from 2023 to September 2025, at Edwards Lifesciences, a global leader in patient-focused medical innovations for structural heart disease and critical care and surgical monitoring. Mr. Wood has more than 35 years of experience in the medical technology industry at both Edwards Lifesciences and Baxter Healthcare Corporation in positions including manufacturing management, regulatory affairs and strategic and clinical marketing, primarily for the surgical heart valve therapy business. Mr. Wood received an M.B.A. from Pepperdine Graziadio Business School.

We believe Mr. Wood is qualified to serve on our board of directors because of his extensive management experience in the healthcare industry and his understanding of our business and operations and perspective as our Chief Executive Officer and President.

Amy Dodrill. Ms. Dodrill has served as a member of our Board of Directors since June 2021. Ms. Dodrill has served as a member of the board of directors of CTS Corporation since February 2024, where she is a member of the nominating, governance and sustainability and the technology and transactions committees. Ms. Dodrill served as the President, Global Surgical Solutions & Patient Support Systems at Baxter International, Inc., a public company with a portfolio of diagnostic, critical care, kidney care, nutrition, hospital and surgical products until October 2022. Previously, Ms. Dodrill worked at Hillrom Holdings, Inc., a company specializing in medical device innovation, from October 2012 until December 2021 when it was acquired by Baxter International, Inc. During her time at Hillrom, Ms. Dodrill held various positions including President, Global Surgical, and Vice President and General Manager of the US Surgical Division. Ms. Dodrill also previously served as Vice President and General Manager of Trumpf Medical Surgical Solutions NA. Ms. Dodrill holds a B.S. from Johns Hopkins University.

We believe Ms. Dodrill is qualified to serve on our Board of Directors because of her expertise in managing medical device companies.

Taylor Harris. Mr. Harris has served as a member of our Board of Directors since December 2020. Mr. Harris served as the Chief Executive Officer and director of Cutera, Inc., a leading provider of medical aesthetic technologies, from August 2023 until December 2025. Mr. Harris served as the Chief Financial Officer for MyoKardia, Inc., a clinical-stage biopharmaceutical company, from April 2018 until that company’s acquisition by Bristol Myers Squibb in November 2020. Previously, Mr. Harris served as Senior Vice President and Chief Financial Officer of Zeltiq Aesthetics, Inc., a medical technology company, from March 2016 until that company’s acquisition by Allergan plc. in April 2017. Prior to Zeltiq, Mr. Harris served as Chief Financial Officer at Thoratec Corporation, until that company’s acquisition by St. Jude Medical, Inc. Prior to joining Thoratec, Mr. Harris worked at JPMorgan Chase & Co. for over a decade in healthcare investment banking and equity research. Mr. Harris holds a B.A. in Physics and Economics from the University of North Carolina at Chapel Hill, where he studied as a Morehead-Cain scholar.

We believe that Mr. Harris is qualified to serve on our Board of Directors because of his extensive finance, accounting, and operations experience and experience in managing medical device companies.

Daniel Puckett. Mr. Puckett has served as a member of our Board of Directors since March 2026. From April 2016 until his retirement in February 2024, Mr. Puckett served as Chief Financial Officer of Shockwave Medical, Inc., a leading medical device company that develops treatments for cardiovascular disease, which was acquired by Johnson & Johnson in May 2024. Prior to joining Shockwave Medical, from June 2015 to April 2016, Mr. Puckett served as Chief Financial Officer of Counsyl, Inc., a venture-backed DNA testing and genetic counseling company. From 2011 to June 2015, Mr. Puckett served as Chief Financial Officer of Ariosa Diagnostics, Inc., a molecular diagnostics company, which was acquired by Roche in January 2015. Mr. Puckett joined Ariosa Diagnostics from Forest Laboratories, Inc., where he served as Executive Director, Operations of Cerexa, Inc., a Forest Laboratories subsidiary, from April 2009 to September 2011. Prior to Cerexa, Mr. Puckett held senior finance and operations positions at Affymetrix, Inc. and AOL Inc. Mr. Puckett received an M.B.A. from the University of San Francisco and a B.A. in Accounting from Washington State University.

We believe Mr. Puckett is qualified to serve on our Board of Directors because of his extensive finance, accounting and operations experience and experience in managing medical device companies.

Board of Directors’ Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE THREE CLASS II DIRECTOR NOMINEES LISTED ABOVE.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

This section describes key Corporate Governance Guidelines and practices that we have adopted. Complete copies of our Corporate Governance Guidelines, the charters of the committees of the Board and our Code of Ethics and Conduct, described below, can be found in the Governance section of the Investor Relations section of our website at www.procept-biorobotics.com. Alternatively, you can request a copy of any of these documents free of charge by writing to: Corporate Secretary, c/o PROCEPT BioRobotics Corporation, 150 Baytech Drive, San Jose, CA 95134. Information on or accessible through our website is not incorporated by reference in this Proxy Statement.

BOARD COMPOSITION

Our Board of Directors has set the authorized number of directors at nine and the Board currently consists of nine members. In accordance with our Amended and Restated Certificate of Incorporation and our Bylaws, our directors are divided into three classes serving staggered three-year terms. At each annual meeting of stockholders, our directors will be elected to succeed the class of directors whose terms have expired at the annual meeting. Our current directors are divided among the three classes as follows:
•Class I directors consist of Elisabeth Little, Thomas M. Prescott and Larry L. Wood, whose terms expire at the 2028 annual meeting of stockholders;
•Class II directors consist of Antal Desai, Mary Garrett and Frederic Moll, M.D., whose terms expire at this Annual Meeting; and
•Class III directors consist of Amy Dodrill, Taylor Harris and Daniel Puckett, whose terms expire at the 2027 annual meeting of stockholders.

Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective terms. Each director’s term continues until the election and qualification of their successor, or their earlier death, resignation or removal.

INDEPENDENCE OF THE BOARD OF DIRECTORS

The Board has affirmatively determined that all of the nominees and continuing directors, other than Mr. Wood, are independent directors within the meaning of the applicable Nasdaq listing standards and relevant securities and other laws, rules and regulations regarding the definition of “independent” (the “Independent Directors”). In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and any transactions involving them described in the section titled “Certain Relationships and Related Party Transactions”. Mr. Wood is considered not independent due to his service as our President and Chief Executive Officer. There are no family relationships between any director and any of our executive officers.

BOARD LEADERSHIP STRUCTURE - SEPARATE CHAIR

While our bylaws provide our Board of Directors with the flexibility to combine or separate the positions of Chair of the Board and the Chief Executive Officer, our Board currently believes that separating these positions is the appropriate leadership structure. As such, Mr. Wood currently serves as our Chief Executive Officer and Mr. Prescott, whom our Board of Directors has determined is “independent” under applicable rules, serves as Chair of the Board. At present our Board believes that separating these positions reinforces the independence of our Board of Directors from management, creates an environment that encourages objective oversight of management, and enhances the effectiveness of our Board of Directors as a whole.

The Board reviews its leadership structure periodically as part of its annual self-assessment process. In addition, the Board continues to monitor developments in corporate governance as well as the approaches our peers undertake. Our Independent Directors bring experience, oversight and expertise from outside of our Company, while Mr. Wood brings Company-specific experience, expertise and leadership.

The Board does not have a lead Independent Director since our Chair is independent. Our Corporate Governance Guidelines provide that our Independent Directors meet in executive session without non-Independent Directors or management present on a regularly scheduled basis, but no less than twice per year. The Board, including each of its committees, also has complete and open access to any member of the Company’s management and the authority to retain independent advisors as the Board or such committee deems appropriate. In addition, all members of the Audit Committee, the Nominating and ESG Committee and the Compensation Committee are Independent Directors, and the committee chairs have authority to hold executive sessions without management and non-Independent Directors present.

ROLE OF THE BOARD IN RISK OVERSIGHT

Our Board has an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our Board is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, liquidity risks and operational risks. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee is responsible for overseeing the management of risks relating to accounting matters and financial reporting, our policies with respect to cybersecurity risk management, as well as for reviewing our legal compliance programs and any legal matters that could materially affect our financial statements. The

Nominating and ESG Committee is responsible for overseeing the management of risks associated with the independence of our Board, potential conflicts of interest, corporate responsibility, and environmental, social and governance matters. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports to the Board about such risks.

MEETINGS OF THE BOARD OF DIRECTORS

The Board oversees our business. It establishes overall policies and standards and reviews the performance of management. During the fiscal year ended December 31, 2025, the Board held seven meetings. Each Board member attended 75% or more of the aggregate meetings of the Board and of the committees on which they served held during the period for which they were a director or committee member. The Company’s directors are encouraged to attend our annual meetings of stockholders. Eight of our directors serving on our Board in June 2025 attended our 2025 annual meeting of stockholders.

Our Independent Directors meet from time to time in executive session.

OVERSIGHT OF ENVIRONMENTAL, SOCIAL, AND GOVERNANCE MATTERS

Consistent with our commitment to patients and providers, we are committed to implementing and advancing various policies related to corporate responsibility, sustainability and environmental, social and governance (“ESG”) efforts. Our Nominating and ESG Committee is responsible for overseeing these efforts, helping to ensure that we consistently execute on our ESG related priorities and initiatives, and providing regular updates to the full Board on related matters. To satisfy these oversight responsibilities, our Nominating and ESG Committee receives regular updates from management on progress and strategy. Relevant topics that have been or may be discussed by our Nominating and ESG Committee and our Board of Directors include environmental, health, and safety matters, product quality and safety matters, succession planning and our diversity, equity and inclusion strategies.

As we continue to grow, we are committed to sharing information related to our corporate responsibility and ESG related programs, priorities, goals, and performance and we have published a report on these topics available on our website.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has a number of committees that perform certain functions for the Board. The current standing committees of the Board are the Audit Committee, the Compensation Committee and the Nominating and ESG Committee. Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process and assists our Board in its oversight of (i) the integrity of our financial statements, (ii) our risk assessment and risk management program, (iii) policies, practices and risks related to cybersecurity risk management; (iv) the performance of our independent auditor, and (v) the design and implementation of our internal audit function and internal controls. Our Audit Committee operates under a written charter and is responsible for, among other things:
•appointing, compensating, retaining, and overseeing the work of our independent auditor and any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review, or attest services for us;
•discussing with our independent auditor any audit problems or difficulties and management’s response;
•pre-approving all audit and non-audit services provided to us by our independent auditor (other than those provided pursuant to appropriate preapproval policies established by the Audit Committee or exempt from such requirement under the rules of the SEC);
•reviewing and discussing our annual and quarterly financial statements with management and our independent auditor;
•reviewing and discussing our policies, practices and risks related to information systems, information security and cybersecurity;
•reviewing and reassessing procedures for the receipt, retention and treatment of any complaints received by us regarding accounting, internal accounting controls, or auditing matters, and for the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and
•reviewing and discussing our legal compliance programs and any legal matters that could materially affect our financial statements as needed.

Our Audit Committee consists of Ms. Dodrill and Messrs. Harris and Puckett, with Mr. Harris serving as chair. Our Board has affirmatively determined that Ms. Dodrill, Messrs. Harris and Puckett meet the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. In addition, our Board has determined that each of Messrs. Harris and Puckett is an “Audit Committee financial expert” as defined in Item 407(d) of Regulation S-K promulgated under the Securities Act. Our Board has determined that each member of our Audit Committee is financially literate.

During 2025 the Audit Committee met ten times.

Compensation Committee

Our Compensation Committee oversees our compensation policies, plans and benefits programs. Our Compensation Committee operates under a written charter and is responsible for, among other things:
•preparing the compensation recommendation for our Chief Executive Officer, who does not play any role with respect to any matter affecting his own compensation, then reviewing this with the full Board for a final determination;
•reviewing and setting the compensation of our other executive officers;
•reviewing and making recommendations to our Board regarding director compensation;
•reviewing and approving our incentive compensation and equity-based plans and arrangements, except with respect to our Chief Executive Officer;
•appointing, compensating and overseeing any compensation consultants; and
•such other matters that are consistent with the Compensation Committee’s charter or specifically designated to the Compensation Committee by our Board of Directors from time to time.

Our Compensation Committee consists of Mr. Desai and Mses. Dodrill and Little, with Ms. Little serving as chair. The composition of our Compensation Committee meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Each member of this committee qualified as a non-employee director, as defined in Section 16b-3 of the Exchange Act.

Compensation Committee Processes and Procedures

The implementation of our compensation philosophy is carried out under the supervision of the Compensation Committee. Our President and Chief Executive Officer, our Chief Financial Officer, our Chief Legal Officer and our Chief People Officer, in addition to the Compensation Committee’s independent advisors, may attend portions of the Compensation Committee meetings for the purpose of providing analysis and information and recommendations on various compensation matters. Management does not participate in the executive sessions of the Compensation Committee. The Compensation Committee meets regularly in executive session.

The Compensation Committee engaged Alpine Rewards, LLC (“Alpine”) as its independent consultant in 2025. Alpine focuses on the technology and life sciences sector and provides deep analytical and compensation expertise and strategic advisory services. Alpine reported directly to the Compensation Committee, which retained the sole authority to retain, direct the work of, terminate and obtain the advice of Alpine. The Compensation Committee worked with Alpine to review and update our peer group, provide a competitive market analysis of the base salary, annual cash incentive awards and long-term incentive compensation of our executive officers, including our NEOs, compared to the compensation peer group and review other market practices and trends to inform our 2025 and 2026 compensation program, as detailed below in the section titled “Executive Compensation.”

The Compensation Committee, taking into account the various factors prescribed by Nasdaq regarding the independence of compensation consultants, has confirmed that the work of Alpine as a compensation consultant did not result in any conflict of interest and it is independent.

During 2025 the Compensation Committee met nine times.

Nominating and ESG Committee

Our Nominating and ESG Committee is responsible for our ESG related priorities and initiatives, and for providing regular updates to the full Board on related matters. Our Nominating and ESG Committee also oversees and assists our Board in reviewing and recommending nominees for election as directors and oversees our governance matters. Our Nominating and ESG Committee operates under a written charter and is responsible for, among other things:
•reviewing and making recommendations to the Board regarding director independence;
•identifying individuals qualified to become members of our Board, consistent with criteria approved by our Board;
•recommending to our Board the nominees for election to our Board at annual meetings of our stockholders;
•overseeing the self-evaluations of our Board and management;
•developing and recommending to our Board any proposed changes to our Corporate Governance Guidelines and principles;
•overseeing, reviewing and discussing our policies, practices and significant disclosures relating to our ESG matters;
•conducting review of our succession planning process for our executive management team; and
•such other matters that are consistent with our Nominating and ESG Committee’s charter or specifically designated to the Nominating and ESG Committee by our Board from time to time.

Our Nominating and ESG Committee consists of Mr. Desai and Mses. Garrett and Little, with Ms. Garrett serving as chair. The composition of our Nominating and ESG Committee meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations.

During 2025 the Nominating and ESG Committee met four times.

Nominating Process

In connection with nominating directors for re-election at the Annual Meeting and periodically throughout the year, the Nominating and ESG Committee considers the composition of the Board and each committee of the Board to evaluate its effectiveness and whether changes should be considered to either the Board or any of the committees. In support of this process, the Board has determined that the Board as a whole must include an appropriate mix of experience, backgrounds, qualifications, and skills for the optimal functioning of the Board in its oversight of our Company. The Board considers the following factors and qualifications, without limitation:
•the appropriate size and composition of the Board and its committees;
•the needs of the Board with respect to the particular talents and experience of its directors;
•the background, qualifications, knowledge, skills and experience of nominees, including experience in the industry in which the Company operates, business, operations, research and development, regulations, finance, management or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board; and
•experience with accounting rules and practices.

Pursuant to the Nominating and ESG Committee charter, the Nominating and ESG Committee periodically reviews the composition of the Board in light of then current challenges and needs of the Board and the Company and determines whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, skills, background and experience. Although the Nominating and ESG Committee does not have a formal policy, the Nominating and ESG Committee is sensitive to the importance of nominating persons with different perspectives, backgrounds and experience to enhance the deliberation and decision-making processes of the Board, while considering applicable laws and regulations.

Once the Nominating and ESG Committee and the Board determine that it is appropriate to add a new director, either as a replacement or as a new position, the Nominating and ESG Committee uses a flexible set of procedures in selecting individual director candidates. This flexibility allows the Nominating and ESG Committee to adjust the process to best accomplish its objectives in any director search. The first step in the general process is to identify the type of candidate the Nominating and ESG Committee may desire for a particular opening, including establishing the specific target skill areas, experiences and backgrounds that are to be the focus of a director search. The Nominating and ESG Committee may consider candidates recommended by management, by members of the Nominating and ESG Committee, by the Board, by stockholders or by a third party it may engage to conduct a search for possible candidates.

Once candidates are identified, the Nominating and ESG Committee conducts an evaluation of qualified candidates. The evaluation generally includes interviews and background and reference checks. There is no difference in the evaluation process of a candidate recommended by a stockholder as compared to the evaluation process of a candidate identified by any of the other means described above. In identifying and evaluating potential nominees to serve as directors, the Nominating and ESG Committee will examine each nominee on a case-by-case basis regardless of who recommended the nominee and take into account all factors it considers appropriate. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and ESG Committee will evaluate stockholder-recommended candidates by following the processes described above.

If the Nominating and ESG Committee determines that a candidate should be nominated as a candidate for election to the Board, the candidate’s nomination is then recommended to the Board, and the directors may in turn conduct their own review to the extent they deem appropriate. When the Board has agreed upon a candidate, such candidate is recommended to the stockholders for election at an annual meeting of stockholders or appointed as a director by a vote of the Board as appropriate.

All of the current Class II directors have been recommended by the Nominating and ESG Committee to the Board for reelection as our directors at the Annual Meeting, and the Board has approved such recommendations.

Stockholders who wish to recommend individuals to the Nominating and ESG Committee for consideration as potential director candidates may submit the names of the recommended individuals, together with appropriate biographical information and background materials, to the Nominating and ESG Committee, c/o Corporate Secretary at 150 Baytech Drive, San Jose, CA 95134.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Our relationship with our stockholders is an important part of our corporate governance program. Engaging with our stockholders helps us to understand how they view us, to set goals and expectations for our performance, and to identify emerging issues that may affect our strategies, corporate governance, compensation practices or other aspects of our operations. Our stockholder and investor outreach currently takes the forms of investor road shows, analyst meetings, and investor conferences and meetings. We also communicate with stockholders and other stakeholders through various media, including our annual report and SEC filings, proxy statement, news releases and our website. Our conference calls for quarterly earnings releases are open to all. These calls are available in real time and as archived webcasts on our website for a period of time.

The Board has adopted a process for stockholders and others to send communications to the Board or any director. All such communications should be sent by mail addressed to the Board or any particular director c/o Corporate Secretary at 150 Baytech Drive, San Jose, CA 95134. All appropriate communications received will be sent directly to the Board or to the particular director.

CODE OF ETHICS AND CONDUCT

The Board has adopted a Code of Ethics and Conduct that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our Code of Ethics and Conduct is available in the Governance section of the Investor Relations section of our website at www.procept-biorobotics.com. Information on or accessible through our website is not incorporated by reference in this Proxy Statement. We intend to disclose future amendments to our Code of Ethics and Conduct, or any waivers of such code, on our website or in public filings.

ANTI-HEDGING AND ANTI-PLEDGING POLICY

Under our Insider Trading and Compliance Policy, all of our directors and employees are prohibited from engaging in short-sales, transactions in put or call options, hedging transactions or other inherently speculative transactions in PROCEPT stock or pledging PROCEPT stock in any circumstance, including by purchasing PROCEPT stock on margin or holding PROCEPT stock in a margin account. Our directors and employees may be permitted to contribute their PROCEPT stock to a private exchange fund for diversification purposes following review and approval by our Chief Legal Officer or Chief Financial Officer.

INSIDER TRADING POLICY

We have adopted an insider trading policy governing the purchase, sale and other dispositions of our securities by our directors, officers and employees that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and any applicable listing standards. A copy of our insider trading policy is attached as Exhibit 19.1 to Amendment No.1 on Form 10-K/A to our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on April 11, 2025.

CLAWBACK POLICY

Our Compensation Recovery (“Clawback”) Policy applies to incentive compensation paid to our executive officers, including our NEOs. The policy provides that if we are required to prepare an accounting restatement due to our material non-compliance with any financial reporting requirement, our executive officers will forfeit the applicable incentive compensation received by them during the covered period, as described in the Clawback Policy. For purposes of this policy, incentive compensation means any compensation that is earned, granted, or vested based wholly or in part upon the attainment of a financial reporting measure. Our Clawback Policy is intended to comply with the requirements of SEC and Nasdaq rules.

CORPORATE GOVERNANCE GUIDELINES

We have adopted written Corporate Governance Guidelines which provide the framework for our corporate governance, along with our amended and restated certificate of incorporation, bylaws, committee charters and other key governance practices and policies. Our Corporate Governance Guidelines cover a range of topics including, but not limited to, board composition, independence and selection of directors, board membership criteria, conduct of board meetings, board committee composition and functions, board assessment, director compensation, and succession planning. Our Corporate Governance Guidelines are periodically reviewed by our Nominating and ESG Committee and any proposed changes will be recommended to our full Board for approval. A copy of our Corporate Governance Guidelines is available on our corporate website at www.procept-biorobotics.com in the Investors section under “Corporate Governance.”

STOCK OWNERSHIP POLICY
To align our executive officers’ and directors’ interests with those of our stockholders, we adopted a Stock Ownership Policy that applies to our directors in September 2021. The Stock Ownership Policy requires each director to hold common stock valued at five times (5x) such director’s base annual retainer (not including committee membership or chairmanship retainers). For a further discussion of the Stock Ownership Policy, see "Other Aspects of Executive Compensation Program - Stock Ownership Policy" below.

NON-EMPLOYEE DIRECTOR COMPENSATION

Our directors play a critical role in guiding our strategic direction and overseeing the management of PROCEPT. The many responsibilities, risks, and the substantial time commitment of being a director require that we provide adequate compensation commensurate with our directors’ responsibilities and opportunity costs.

We maintain a non-employee director compensation program (“Director Compensation Program”), pursuant to which non-employee directors are eligible to receive annual cash retainers and equity awards in the form of options or restricted stock units ("RSUs"), as described further below.

Cash Compensation. Prior to April 16, 2025, we paid an annual cash retainer of $45,000 to each non-employee director and an additional annual cash retainer of $45,000 to the Chair of the Board. Effective April 16, 2025, after considering the Compensation Committee's recommendations following its review and discussions with Alpine, the Board approved increases to $50,000 for the annual cash retainer for each non-employee director and to $50,000 for the additional cash retainer for the Chair of the Board, with such increases prorated for the remainder of fiscal year 2025. Each non-employee director receives an additional retainer for service on the committees, as follows:

Committee	Chair	Membership
	Retainer	Retainer
Audit	$20,000	$10,000
Compensation	$15,000	$7,500
Nominating and ESG	$10,000	$5,000

Equity Compensation. Our non-employee directors are also eligible to receive the following equity compensation:

Initial Grant: Each non-employee director who is initially elected or appointed to serve on the Board automatically shall be granted equity awards with an aggregated value of approximately $300,000, in the form of 50% RSU and 50% stock options to purchase PROCEPT’s common stock. The Board will make the initial grant on the date on which such director is appointed or elected to serve on the Board, and shall vest in substantially equal installments on each of the first, second, and third anniversary of the applicable grant date, subject to such director’s continued service through the applicable vesting date.

Annual Grant: A non-employee director who is serving on the Board as of the date of the annual meeting of the Company’s stockholders each calendar year shall receive equity awards on such annual meeting date. For 2025, based on peer group and other market data provided by our compensation consultant, the Board maintained the value of approximately $180,000. For 2025, the Board granted such awards in the form of 50% RSUs and 50% stock options to purchase PROCEPT’s common stock. The RSUs and stock options granted to non-employee directors vest in full on the earlier to occur of (i) the one-year anniversary of the applicable grant date, and (ii) the date of the next annual meeting following the grant date, subject to continued service through the applicable vesting date.

The number of RSUs granted in each circumstance is determined based on the grant value divided by the average closing price of PROCEPT’s stock in the thirty-calendar days immediately prior to the date of grant. The number of stock options granted in each circumstance is determined based on the grant value divided by the grant date fair value of each stock option, calculated in accordance with the Black-Scholes option valuation methodology advised by our compensation consultant. The exercise price per share of each option will equal the closing trading price of a share of our common stock on the date of grant. Each RSU and stock option award granted to non-employee directors that is not assumed will vest in full upon a change of control of our Company (as defined in the 2021 Equity Incentive Award Plan (the “2021 Plan”)).

2025 Director Equity Grants

On the date of our 2025 annual meeting of stockholders, each of Dr. Moll, Mses. Dodrill, Garrett and Little, and Messrs. Desai, Harris, Prescott and Wood received (i) an option to purchase 2,771 shares of PROCEPT’s common stock at a purchase price of $64.23 per share (with a grant date fair value computed in accordance with FASB ASC Topic 718 of $35.62) and (ii) 1,538 RSUs (with a grant date fair value computed in accordance with FASB ASC Topic 718 of $64.23). Mr. Wood forfeited certain unvested options and RSUs from the foregoing director equity award upon his appointment as President and Chief Executive Officer. The amounts shown in the table below reflect a greater value for the RSUs and options than the $90,000 intended grant value for each type of director annual grant, as the table is prepared with grant date fair value of RSUs and stock options calculated in accordance with ASC 718 which is based only on the closing price on the date of the grant, instead of the calculation method we use, which is based on the average closing price in the thirty-calendar days prior to the date of grant.

Compensation under our Director Compensation Program is subject to the annual limits on non-employee director compensation set forth in the 2021 Plan of $500,000 per year, or $750,000 in the first year of a non-employee director’s service.

2025 Director Compensation Table

The following table sets forth information for the year ended December 31, 2025, regarding the compensation awarded to, earned by or paid to our non-employee directors who served on our Board during 2025. Mr. Wood has served as a member of our Board since April 18, 2024, and was appointed as our President and Chief Executive Officer effective as of September 2, 2025. During the year ended December 31, 2025, Mr. Wood received compensation for his service as a non-employee director prior to September 2, 2025, and does not receive additional compensation for his service as a director since his appointment as our President and Chief Executive Officer, and therefore is not included in the Director Compensation table below. All compensation paid to Mr. Wood, including any compensation for his service as a non-employee director prior to September 2, 2025 is reported below in the “Summary Compensation Table.”

Director Compensation in 2025

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(2)(4)	Stock Awards ($) (1)(3)(4)	Total ($)
Current Directors
Antal Desai	61,044	98,690	98,786	258,520
Amy Dodrill	66,044	98,690	98,786	263,520
Mary Garrett	58,544	98,690	98,786	256,020
Taylor Harris	68,544	98,690	98,786	266,020
Frederic Moll, M.D.	48,544	98,690	98,786	246,020
Elisabeth Little	68,544	98,690	98,786	266,020
Thomas M. Prescott	100,376	98,690	98,786	297,852
(1)Amounts shown in this column do not reflect dollar amounts actually received by our non-employee directors. Instead, these amounts reflect the aggregate grant date fair value of each equity award granted in 2025, computed in accordance with the provisions of FASB ASC Topic 718.
(2)Represents grant date fair value calculated in accordance with ASC 718 of stock options granted to each of the non-employee directors listed in the table above. Assumptions used in the calculation of these amounts for each stock option are included in Note 8 to our financial statements included in our annual report on Form 10-K for the year ended December 31, 2025.
(3)Represents grant date fair value calculated in accordance with ASC 718 of RSUs granted to each non-employee director listed in the table above, which was determined based on the closing trading price of our common stock on the grant date.
(4)The table below shows the aggregate numbers of option awards (exercisable and unexercisable) and RSUs held as of December 31, 2025 by each of our non-employee directors on December 31, 2025:

Name	Option Awards Outstanding at Year End	Stock Awards Outstanding at Year End
Current Directors
Antal Desai	50,990	1,538
Amy Dodrill	61,735	1,538
Mary Garrett	14,367	1,538
Taylor Harris	38,598	1,538
Frederic Moll, M.D.	93,313	1,538
Elisabeth Little	14,367	1,538
Thomas M. Prescott	6,886	3,110

PROPOSAL NO. 2: RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026, and the Board is submitting this selection to our stockholders for ratification at the Annual Meeting. PwC has served as our independent registered public accounting firm since November 2020. Representatives of PwC plan to attend the Annual Meeting and will be available to answer appropriate questions from stockholders. They will have the opportunity to make a statement if they desire to do so.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of PwC as the Company’s independent registered public accounting firm. However, the Board is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will review the stockholder vote and appointment of PwC, and will determine in its discretion whether to continue to retain PwC. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its stockholders.

Board of Directors’ Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PwC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Fees

The following is a summary of the fees and services provided by PwC to the Company for the fiscal year 2025 and 2024:

Description of Services Provided by PwC	Fiscal Year Ended December 31,
	2025	2024
Audit Fees(1)	$1,889,000	$1,870,500
Tax Fees	$—	$—
All Other Fees(2)	$2,000	$2,000
TOTAL	$1,891,000	$1,872,500
(1)Audit fees for PwC for 2025 and for 2024 were for professional services rendered for the annual audit of our financial statements, audit of our internal control over financial reporting, review of financial statements included in our quarterly filings, assistance with registration statements filed with the SEC and services that are normally provided by PwC in connection with regulatory filings and attest services, except those not required by statute or regulation. This category also includes advice on accounting matters that arose during, or as a result of, the audit or review of interim financial statements.
(2)All Other Fees consists of an online accounting research tool subscription paid to PwC.

The Audit Committee or the chair of the Audit Committee pre-approves the scope of the audit, audit-related and tax services provided by our independent registered public accounting firm. The Audit Committee evaluates the independent registered public accounting firm’s qualifications, performance and independence, and presents its conclusions to the full Board on at least an annual basis.

All of the services provided by PwC, and fees for such services, were pre-approved by the Audit Committee in accordance with these standards.

Report of the Audit Committee of the Board of Directors

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the preparation and integrity of the consolidated financial statements and the reporting process, including establishing and monitoring the system of internal financial controls. In this context, during fiscal year 2025, the Audit Committee met and held discussions with management and PwC, the Company’s independent registered public accounting firm. Management has represented to the Audit Committee that the Company’s consolidated financial statements for the fiscal year ended December 31, 2025, were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited financial statements of the Company with management of the Company and with PwC.

In addition, the Audit Committee has reviewed and discussed with PwC: (i) the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”), and the Securities and Exchange Commission (the “SEC”); and (ii) the written disclosures and the letter received from PwC required by applicable requirements of PCAOB regarding PwC’s communications with the Audit Committee concerning independence and the independence of PwC from the Company and its management.

Based on the review and discussion referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

Taylor Harris, Chair
Amy Dodrill
Thomas M. Prescott*

*Mr. Prescott served as a member of the Audit Committee until March 5, 2026.

PROPOSAL 3 – NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are asking our stockholders to vote, on a non-binding, advisory basis, to approve the compensation of our NEOs. This proposal, commonly known as “say-on-pay” proposal, is not intended to address any specific item or compensation, but rather the overall compensation of the Company’s NEOs and the philosophy, policies and practices described in this proxy statement.

Our most recent advisory say-on-pay vote was held at our 2025 annual meeting of stockholders, at which this advisory proposal was approved by over 95% of the votes cast. Our stockholders have affirmed their support of our program in our outreach discussions and in the last several years’ say-on-pay results. We believe that we have created a compensation program deserving of stockholder support. Consistent with the Company’s strong interest in stockholder engagement and our pay-for-performance approach, we continue to evaluate our executive compensation program to ensure alignment between the respective interests of our executives and stockholders.

The compensation of our NEOs subject to this advisory vote is disclosed in this proxy statement under the Section entitled “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the related narrative disclosure contained in this proxy statement. As described in detail in these disclosures, our compensation philosophy is to align the interests of our executive officers who are critical to our success and industry leadership with those of our stockholders, as well as attract, motivate, and retain key employees. Under our performance-based programs, our executive officers, including our NEOs, are motivated to achieve financial and strategic objectives that are expected to increase stockholder value. Before you vote, we urge you to read the Compensation Discussion and Analysis and the compensation tables that follow it for additional details about our executive compensation programs, including information about the fiscal 2025 compensation of the Company’s NEOs. When casting your 2026 say-on-pay vote, we encourage you to review the Compensation Discussion and Analysis section for a detailed explanation of our philosophy, which aligns compensation with stockholder interests and details the one-time nature of the new-hire equity and other compensation associated with recruiting a seasoned and experienced executive, with a proven track record of growing and scaling medical devices from a larger company, to join us as President and Chief Executive Officer. In addition, our NEOs’ 2025 compensation is generally aligned with our rapid growth when approved, the progress in key company objectives such as expansion into new indications, and with short- and long-term incentives linked to performance outcome. Approximately 95% of the CEO and 82% of other NEO’s target compensation is at risk based on performance, and we tie 50% of long-term incentive targets to either performance outcomes (PSUs) or stock price appreciation (stock options). We have a robust process for determining compensation of our NEOs.

Accordingly, the Board requests your advisory vote to approve the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby APPROVED.”

This proposal to approve the compensation paid to our NEOs is an advisory vote only and will not be binding on us, the Board, or our Compensation Committee. However, the Board and the Compensation Committee value the opinions expressed by stockholders in their votes on this Proposal and will consider the outcome of the vote when considering future executive compensation arrangements. Our current policy is to provide our stockholders with an opportunity to approve the compensation of our NEOs each year at the annual meeting. It is expected that the next such vote will occur at the 2027 annual meeting.

Board of Directors’ Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” TO APPROVE, ON A NON-BINDING ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

OTHER INFORMATION RELATED TO PROCEPT, THE DIRECTORS AND EXECUTIVE OFFICERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of April 10, 2026 by:
•each person whom we know to own beneficially more than 5% of our common stock;
•each of our directors, nominees and NEOs individually; and
•all of our directors and executive officers as a group.

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are currently exercisable or exercisable, or pursuant to vesting of RSUs, within 60 days of April 10, 2026. In accordance with SEC rules, shares issuable pursuant to stock options and RSUs are deemed outstanding for computing the percentage of the person holding such equity awards but are not outstanding for computing the percentage of any other person. The percentage ownership of our common stock is based on shares of our common stock issued and outstanding as of April 10, 2026.

Unless otherwise indicated, the mailing address of each of the stockholders below is c/o PROCEPT BioRobotics Corporation, 150 Baytech Drive, San Jose, CA 95134. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
5% Stockholders
AllianceBernstein L.P.(1)	3,419,784	6.0%
BlackRock, Inc.(2)	3,357,638	5.9%
T. Rowe Price Investment Management, Inc.(3)	3,271,408	5.7%
BNP Paribas Asset Management Holding S.A.(4)	3,094,649	5.4%
Named Executive Officers and Directors
Larry L. Wood(5)	15,395	*
Kevin Waters(6)	323,212	*
Alaleh Nouri(7)	178,172	*
Reza Zadno, Ph.D.(8)	1,677,642	2.9%
Hisham Shiblaq(9)	18,052	*
Frederic Moll, M.D.(10)	952,163	1.7%
Antal Desai(11)	522,458	*
Amy Dodrill(12)	65,052	*
Taylor Harris(13)	168,539	*
Thomas M. Prescott(14)	2,157	*
Elisabeth Little(15)	22,619	*
Mary Garrett(16)	24,443	*
Daniel Puckett	—	*
All Current Executive Officers and Directors as a Group (11 individuals)	2,274,210	4.0%
_________________

*Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)Based solely on information contained in a Schedule 13G filed with the SEC on November 13, 2025 by AllianceBernstein L.P., reporting ownership as of September 30, 2025. The business address for AllianceBernstein L.P. is 501 Commerce Street, Nashville, TN 37203.

(2)Based solely on information contained in a Schedule 13G filed with the SEC on January 26, 2024 by BlackRock, Inc., reporting ownership as of December 31, 2023. The business address for BlackRock Inc. is 50 Hudson Yards, New York, NY 10001.

(3)Based solely on information contained in a Schedule 13G/A filed with the SEC on February 17, 2026 by T. Rowe Price Investment Management, Inc., reporting ownership as of December 31, 2025. The business address for T. Rowe Price Investment Management, Inc. is 1307 Point Street, Baltimore, MD 21231.

(4)Based solely on information contained in a Schedule 13G filed with the SEC on February 11, 2026 by BNP Paribas Asset Management Holding S.A., reporting ownership as of December 31, 2025. The business address for BNP Paribas Asset Management Holding S.A. is 8, Rue Du Port 92729 Nanterre, France.

(5)Consists of (i) 3,203 shares of common stock and (ii) 12,192 shares of common stock underlying options exercisable within 60 days of April 10, 2026.

(6)Consists of (i) 78,662 shares of common stock, (ii) 1,018 shares of common stock underlying RSUs that will vest within 60 days of April 10, 2026, and (ii) 243,532 shares of common stock underlying options exercisable within 60 days of April 10, 2026.

(7)Consists of (i) 37,406 shares of common stock, (ii) 809 shares of common stock underlying RSUs that will vest within 60 days of April 10, 2026, and (iii) 139,957 shares of common stock underlying options exercisable within 60 days of April 10, 2026.

(8)Consists of (i) 65,975 shares of common stock held by the Zadno Trust and (ii) 1,611,667 shares of common stock underlying options exercisable within 60 days of April 10, 2026. Dr. Zadno’s service as an executive officer of the Company ended on September 1, 2025 and his ownership of the Company’s common stock noted in the table above is as of September 1, 2025.

(9)Mr. Shiblaq’s service as an executive officer of the Company ended on September 1, 2025 and his ownership of the Company’s common stock noted in the table above is as of September 1, 2025.

(10)Consists of (i) 861,621 shares of common stock and (ii) 90,542 shares of common stock underlying options exercisable within 60 days of April 10, 2026.

(11)Consists of (i) 33,614 shares of common stock held personally, (ii) 426,262 shares of common stock held by Kestrel Fund, L.P., (iii) 14,363 shares of common stock held by the 2:22 DNA Trust, and (iv) 48,219 shares of common stock underlying options exercisable within 60 days of April 10, 2026.

(12)Consists of (i) 6,088 shares of common stock and (ii) 58,964 shares of common stock underlying options exercisable within 60 days of April 10, 2026.

(13)Consists of (i) 97,638 shares of common stock held personally, (ii) 35,074 shares of common stock held by the Harris Trust, and (iii) 35,827 shares of common stock underlying options exercisable within 60 days of April 10, 2026.

(14)Consists of (i) 786 shares of common stock and (ii) 1,371 shares of common stock underlying options exercisable within 60 days of April 10, 2026.

(15)Consists of (i) 11,023 shares of common stock and (ii) 11,596 shares of common stock underlying options exercisable within 60 days of April 10, 2026.

(16)Consists of (i) 12,847 shares of common stock and (ii) 11,596 shares of common stock underlying options exercisable within 60 days of April 10, 2026.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers, directors and holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock on a Form 4 and reports of changes in such ownership on a Form 4 or Form 5. Specific due dates for these reports have been established and we are required to report in this Proxy Statement any failure by executive officers, directors and greater-than-10% holders to file such reports on a timely basis. To our knowledge, based solely on the reports filed by us, copies of such reports furnished to us and written representations made by our executive officers and directors regarding their filing obligations, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors were satisfied with respect to the fiscal year ended December 31, 2025.

Information about our Executive Officers

The following table sets forth certain information concerning our executive officers:

Name	Age	Position
Current Executive Officers
Larry L. Wood	60	President, Chief Executive Officer & Director
Kevin Waters	48	EVP, Chief Financial Officer
Alaleh Nouri	47	EVP, Chief Legal Officer & Corporate Secretary

There are no family relationships between any of our directors and any of our executive officers.

Mr. Wood’s biography can be found above with the biographies of the other members of the Board. Biographies for our other executive officers are below.

Current Executive Officers

Kevin Waters. Mr. Waters has served as our EVP, Chief Financial Officer since January 2022. He previously served as our SVP, Chief Financial Officer from October 2018 until December 2021. He previously served as Chief Financial Officer at Accuray Incorporated, a radiation oncology company, from September 2015 to October 2018, and as its SVP, Finance from October 2013 to August 2015. Mr. Waters received a B.S. in Business Administration, with a double concentration in Accounting and Finance, from Cal Poly San Luis Obispo.
Alaleh Nouri. Ms. Nouri has served as our EVP, Chief Legal Officer & Corporate Secretary since January 2022. She has also served as our Chief Compliance Officer since September 2018. She previously served as our SVP, General Counsel & Corporate Secretary from July 2018 until December 2021. She previously served as Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer at Accuray Incorporated, a radiation oncology company, from February 2014 to July 2018. Ms. Nouri received a J.D. from U.C. College of the Law, San Francisco (formerly U.C. Hastings College of Law) and a Bachelor of Commerce in International Business and also completed the requirements for a Finance specialization from the University of British Columbia.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides an overview of our 2025 executive compensation program, including a discussion of our executive compensation philosophies, objectives and practices, and a review of the compensation paid or awarded to our named executive officers (“NEOs”) during 2025. For 2025, our NEOs were:

Name	Position
Larry L. Wood(1)	President and Chief Executive Officer
Reza Zadno(2)	Former President and Chief Executive Officer
Kevin Waters	EVP, Chief Financial Officer
Alaleh Nouri	EVP, Chief Legal Officer & Corporate Secretary
Hisham Shiblaq(3)	Former EVP, Chief Commercial Officer

(1)Mr. Wood was appointed as President and Chief Executive Officer effective September 2, 2025.
(2)Dr. Zadno’s service with the Company as President and Chief Executive Officer ended on September 1, 2025.
(3)Mr. Shiblaq’s service with the Company as EVP, Chief Commercial Officer ended on September 1, 2025.

Executive Summary

Our executive compensation program is designed to attract and retain our NEOs, align the interests of our NEOs with the interests of our stockholders, and incentivize and reward performance that contributes to our short-term and long-term success. Generally, this is accomplished by tying a substantial portion of our NEOs’ total compensation to the achievement of meaningful pre-set, objective financial or operating goals, such as in our annual incentive program, or to our stock price, via our long-term incentive program, making it variable and thus putting it “at risk”. For 2025, the material elements of our executive compensation program were base salary, annual cash bonuses tied to corporate performance goals, and equity-based compensation in the form of stock options, performance stock units (“PSUs”), and RSUs.

2025 Key Business Highlights

We are a medical device company with a mission to revolutionize BPH treatment globally, in partnership with urologists, by delivering best-in-class robotic solutions that positively impact patients and drive value. We develop, manufacture and sell the AquaBeam® Robotic System and HYDROS® Robotic System, which are advanced, image-guided, surgical robotic systems for use in minimally invasive urologic surgery, with an initial focus on treating benign prostatic hyperplasia (“BPH”).

We had a solid year in 2025, delivering meaningful results for our patients, employees and the Company. Key highlights include the following:
•recorded revenue of $308.1 million for the full year of 2025, representing an increase of 37% compared to $224.5 million for 2024;
•completed U.S. procedures of approximately 43,300 for the full year in 2025, representing an increase of 56% compared to 27,800 for 2024;
•at the end of 2025, we had a U.S. installed base of 718 systems, representing a 42% increase compared to year end 2024;
•recorded gross margins of 64% for the full year of 2025, compared to 61% in 2024
•initiated enrollment of WATER IV PCA, a global multi-center, prospective, randomized clinical study designed to assess the safety and efficacy of Aquablation therapy compared to radical prostatectomy in men with Grade Group 1 to 3 localized prostate cancer;
•received FDA Clearance of the HYDROS Robotic System, the next-Generation, AI-powered platform for Aquablation therapy; and
•grew our employee base to 888 employees as of the end of 2025, representing an increase of approximately 17% compared to the end of 2024.

Leadership Transition

Dr. Zadno’s retirement from the Company was a part of the Company’s succession planning as Dr. Zadno was approaching the age of 70. Given his substantial contributions, unwavering dedication and leadership of the Company since its initial public offering, Dr. Zadno remained in his position as President and Chief Executive Officer while the Board conducted a thorough succession process. The Board appointed Mr. Wood as President and Chief Executive Officer, effective September 2, 2025, succeeding Dr. Zadno. Dr. Zadno retired from his leadership roles, following which he agreed to transition to a consulting role with the Company to offer support and continuity.

The Compensation Committee and the Board identified the unique skills that Mr. Wood offered as the Chief Executive Officer, in light of his strong experience at a world-class medical device company, in addition to his existing familiarity with the Company having served on the Board. In particular, the Board determined that Mr. Wood was uniquely qualified to serve as the Chief Executive Officer given his more than 40 years of experience in medical technology, his experience leading and scaling a disruptive medical device business, and his broad functional expertise across numerous roles including clinical, development, manufacturing, marketing, among others. As part of the leadership transition and broader effort to strengthen execution and to position the Company for its next phase of growth, the Company was positioned to execute more rapidly on a series of additional leadership changes to reshape the commercial leadership structure including elimination of the Chief Commercial Officer role and appointment of experienced senior leaders within the commercial organization including in sales and marketing roles, in addition to a Chief Marketing and Strategy Officer reporting directly to the Chief Executive Officer.

The compensation arrangements associated with the foregoing transitions are reflected in the executive compensation tables and accompanying footnotes and are discussed further under "Compensation Related to Leadership Transition".

2025 Executive Compensation Highlights

Consistent with our performance and compensation philosophy as detailed below, the Compensation Committee took the following key actions with respect to the total compensation of our NEOs for and during 2025, with details of compensation related to Mr. Wood as our new Chief Executive Officer discussed separately further below:

Base Salary. Consistent with our intended approach to provide compensation competitive with our peer companies, in February 2025, the Board approved an increase of 3% to the annual base salary for Dr. Zadno and the Compensation Committee approved increases to annual base salaries for Messrs. Waters and Shiblaq and Ms. Nouri of 3%, in each case, effective March 1, 2025.

Annual Bonus. Also consistent with our intent to provide compensation competitive with our peer companies, in February 2025 the Board approved the target annual bonus opportunity for Dr. Zadno at 100% of his eligible base salary, and the Compensation Committee approved the target annual bonus opportunities for each of our other NEOs, at targets of 60% of eligible base salary for Messrs. Waters and Shiblaq, and 55% of eligible base salary for Ms. Nouri, in each case, effective January 1, 2025, which were at the same level as the target annual bonus opportunities in 2024. The bonus opportunities for the foregoing NEOs were subject to our achievement of pre-established company performance goals as well as individual achievements. In January 2026, the Compensation Committee assessed the Company’s performance against the applicable metrics, considered management’s analysis of performance and other relevant factors, including our CEO’s recommendation with respect to individual achievements, and exercised its discretion to approve an overall payout level of 80% of target with respect to company performance goals for Mr. Waters and Ms. Nouri. In February 2026, the Board subsequently approved a cash bonus payout of 80% of the target for Mr. Wood. The 2025 annual bonuses were paid in March 2026.

Long-Term Incentive Compensation. In 2025, we continued to annually grant long-term incentive compensation to our NEOs in the form of stock options, RSUs, and PSU awards under our 2021 Plan.

To support our pay for performance philosophy, for 2025 long-term incentive compensation:
•25% of the awards were in the form of stock options vesting monthly over four years, which are inherently performance based, requiring stock price appreciation beyond the stock option’s exercise price (which is set at the fair market value of our common stock as of the applicable grant date) in order to deliver value;
•25% of the awards were in the form of PSUs that are eligible to be earned based on achievement against pre-established revenue and adjusted EBITDA performance goals, measured over a one-year performance period for the revenue goal and within a three-year performance period for the adjusted EBITDA goal; and
•The remaining 50% of the awards were in the form of time-vested RSUs vesting as to one-fourth (1/4th) of the shares subject to the RSUs on the first anniversary of the vesting commencement date, and the remainder on each subsequent quarterly anniversary.

All awards are subject to continued service with the Company.

The performance goals applicable to our PSUs are designed to be rigorous, and consistent with our pay-for-performance philosophy, the most recent PSU cycle was certified at a level below target when we did not achieve the applicable performance objective, consistent with our pay-for-performance philosophy.

Say-on-Pay and Stockholder Feedback. At our 2025 annual meeting of stockholders, our say-on-pay proposal was approved by over 95% of the votes cast, and we have received generally supportive feedback on our executive compensation program through our stockholder outreach. We believe this feedback reflects stockholder support for our pay-for-performance approach, and we continue to evaluate our program to maintain alignment between executive incentives and long-term stockholder value.

Compensation Related to Leadership Transition

New Chief Executive Officer Compensation. In setting Mr. Wood’s initial compensation package, the Compensation Committee, with input from Alpine, considered market data for chief executive officers at similarly situated public companies, the competitive market for his unique executive experience, Mr. Wood’s particular skill set and the scope of the Chief Executive Officer role, the leadership and experience that would be necessary to navigate the separation of the Chief Commercial Officer role into separate Marketing and Sales functions, and the need to align his compensation with stockholder value creation. The Compensation Committee also reviewed market data for recently appointed chief executive officer new hire packages across the medical technology industry to understand broader market dynamics as it pertains to new hire packages in addition to the information from our peers. Mr. Wood’s compensation package includes ongoing, annual components including base salary, annual cash incentive opportunity and long-term equity incentives, as well as one-time, non-recurring transition-related components intended to facilitate recruitment and offset certain compensation and equity value he forfeited in connection with leaving his prior employer, particularly given the timing of the transition late in the year.

Pursuant to his employment agreement, Mr. Wood’s initial annual base salary for 2025 was $925,000 effective from his hire date on September 2, 2025, and his target annual bonus opportunity was 100% of his eligible base salary, which is subject to our achievement of pre-established company performance goals, pro-rated for 2025. In addition, Mr. Wood received the following one-time transition-related compensation: (i) a $1,700,000 sign-on bonus intended to reflect foregone bonus compensation from his prior employer and certain estimated housing and commuting expenses associated with the transition; (ii) a one-time “buy-out” RSU award with a grant value of $7,500,000 to offset certain unvested equity awards forfeited from his prior employer, which will vest as to one-fourth (1/4th) on the first anniversary of his employment commencement date and as to the remainder on each quarterly anniversary thereafter; (iii) a new-hire stock option award with a grant value of $7,500,000, which will vest as to one-fourth (1/4th) on the first anniversary of his employment commencement date and as to one-forty eighth (1/48th) on each monthly anniversary thereafter; and (iv) a new-hire PSU award with a grant value of $3,000,000 granted in March 2026 on the same terms and conditions as PSU awards granted to our other NEOs.

In 2026, Mr. Wood’s ongoing compensation will consist of annual base salary, annual target bonus incentive opportunities and long-term incentive compensation that are reviewed annually and determined consistent with the Company’s regular compensation-setting process. In February 2026, the Board approved Mr. Wood's annual base salary and annual target bonus incentive opportunity for 2026 to be at the same level as in 2025.

Former Chief Executive Officer Compensation. As part of the Company’s succession planning, Dr. Zadno retired from his role as President and Chief Executive Officer effective September 1, 2025, at the age of 70. To support an orderly leadership transition, Dr. Zadno agreed to remain engaged following his retirement and to provide consulting services to the Company under a Transition Consulting and Retirement Agreement for a period of up to 18 months (the “Consulting Period”). During the Consulting Period, Dr. Zadno’s outstanding equity awards continue to vest in accordance with their terms, reflecting the Company’s desire to retain continuity and access to Dr. Zadno’s experience and institutional knowledge during the transition. In addition, in recognition of Dr. Zadno’s substantial contributions and dedicated service to the Company, his support in facilitating the Company’s transition planning and to ensure a smooth transition of his duties and responsibilities, pursuant to the Transition Consulting and Retirement Agreement and consistent with the terms of his existing Change of Control and Severance Agreement, Dr. Zadno received: (i) a cash payment equal to 12 months of base salary, (ii) up to 12 months of COBRA continuation, (iii) a pro-rated target bonus for 2025, and (iv) accelerated vesting of his 2025 equity awards in accordance with the terms of a qualifying retirement, with any PSUs vesting based on actual performance as of the end of the applicable performance period.

Executive Compensation Philosophy, Policies and Practices

We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. Our compensation philosophy is performance based and overall our executive compensation programs are designed to:

•Attract, retain and motivate talent. Provide fair and market-competitive executive compensation in order to attract, retain and motivate top performing talent who can drive strategic outcomes, grow our business and support a dynamic culture which inspires employees towards our vision of restoring patient lives by delivering the BPH treatment of choice.
•Align with stockholder interests. Focus a substantial portion of executive rewards on long-term equity incentives that correlate to the growth of sustainable long-term value for our stockholders while effectively managing equity dilution.
•Reward outstanding performance. Motivate performance that contributes to the growth and success of the Company in both the short-term and long-term.
•Incent focus on corporate goals and strategy. Create a direct link between the achievement of business plans and key objectives with executive compensation and focus executives on collective success.
We are committed to having strong governance standards with respect to our compensation programs, policies and practices. During 2025, the following executive compensation policies and practices were in place:

What We Do	What We Don’t Do
✓ Maintain an Independent Compensation Committee. The Committee consists solely of independent directors who establish our compensation policies and practices.	x No Guaranteed Compensation. No guaranteed cash incentives, equity compensation or salary increases for executive officers.
✓ Retain an Independent Compensation Consultant. During 2025, the Committee engaged a compensation consultant to provide information, analysis, and other advice to assist with its responsibilities.	x No Gross Ups. We do not provide any compensation related tax gross-ups.
✓ Maintain significant portion of annual target compensation as variable. A majority of our executive officers’ target pay is in the form of annual cash bonuses or equity awards that are variable based on either performance metrics or stock price appreciation.
x No Excessive Perquisites. We do not provide significant perquisites and other personal benefits to our executive officers.
✓ Emphasize Long-Term Equity Compensation. The Committee uses equity awards to deliver long-term incentive compensation opportunities to our executives, including our NEOs. These equity awards generally vest over three and four year periods or, in the case of PSUs, over one to three years subject to meeting certain pre-established goals, which serves our long-term value creation goals and retention objectives.

x No Special Retirement Benefits. We do not provide our executive officers with any supplemental or other retirement benefits, other than participation in our broad-based employee plans and programs on the same basis as our other full-time, salaried employees.

✓ Reasonable Severance and Change-in-Control Benefits. The arrangements with our executive officers, provide for severance benefits, including in connection with a change-in-control, that are within reasonable market norms.
x No Hedging or Pledging. We prohibit employees and non-employee directors from engaging in hedging, pledging or short-sale transactions in company securities.
✓ Require Robust Minimum Share Ownership for our Directors and Executive Officers. We maintain a robust Stock Ownership Policy to align stockholder interest with that of our directors and executive officers.
x No Supplemental Retirement Benefits. We do not provide supplemental or other retirement benefits, other than a 401(k) plan and matching contributions thereunder.
✓ Compensation Recovery (“Clawback”). As required by SEC rules and Nasdaq listing standards, we have adopted a clawback policy that requires us to recover certain erroneously paid incentive compensation received by our Section 16 officers in the event of an accounting restatement.
x No tax gross-ups or other payments on perks/personal benefits. No tax gross-ups on change-in-control benefits x No stock option repricing
✓ Annual Say-on-Pay Vote

PROCESS FOR DETERMINATION OF COMPENSATION

Role of Compensation Committee

The Compensation Committee establishes our compensation philosophy and objectives, determines the structure, components and other elements of executive compensation, and reviews and approves the compensation of our NEOs, other than the Chief Executive Officer, and for the Chief Executive Officer, reviews and recommends it for approval by the Board. Our Compensation Committee has created an executive compensation program that combines cash and equity, short-term and long-term incentives as well as fixed and variable elements in the proportions that it believes achieves the compensation philosophy described above.

The Compensation Committee evaluates the executive compensation program to assess alignment with desired compensation objectives, reviews practices of peer companies and ensures that the programs overall drive the desired direction of the Company in alignment with the corporate strategy and stockholder interests. It then makes any changes that would be appropriate.

The factors considered by the Compensation Committee in determining the compensation of our executives, including our NEOs, for 2025 included:
▪the recommendations of our Chief Executive Officer (except with respect to his own compensation);
▪our performance against the short-term and long-term financial, operational and strategic objectives established by the Compensation Committee and our Board;
▪the need to retain executives during a critical leadership transition;
▪a review of the relevant competitive market analysis prepared by its compensation consultant and advisors;
▪historical compensation provided to our executives; and
▪the knowledge, skills, experience, qualifications, tenure and expected future contribution of the individual executive officer.

Each year, the Compensation Committee obtains input from the executive team regarding the annual operating plan including the range of expected financial and operating results and the attendant risks and opportunities in order to establish the performance metrics associated with our performance based annual cash incentive plan. For each metric, the Compensation Committee approves appropriate threshold, target and maximum levels of performance designed to motivate performance without incentivizing undue risk taking. The Compensation Committee reviews progress periodically and following the end of the performance period, the Compensation Committee evaluates achievement relative to the targets to determine payouts.

Role of the Management

The Compensation Committee works with our Chief Executive Officer to set the target total direct compensation of each of our executive officers and other members of our executive team, other than with respect to his own compensation. As part of this process, our Chief Executive Officer evaluates each other executive officer’s performance, formulates his recommendations about the target compensation of each executive officer, and shares his recommendations with the Compensation Committee, informed by market insights shared by our independent compensation consultant. The Compensation Committee gives weight to the recommendations of the Chief Executive Officer in light of his greater familiarity with the day-to-day performance of his direct reports and the importance of incentive compensation in driving the performance of the business, but the Compensation Committee makes the ultimate determination regarding the compensation of the executive officers, other than the Chief Executive Officer.

The Compensation Committee discusses and prepares the compensation recommendation for our Chief Executive Officer, who does not play any role with respect to any matter affecting his own compensation. They then review this with the full Board for a final determination. Our Chief Executive Officer is not present during any of the deliberations regarding his compensation.

Additionally, to design and develop the compensation program, the Compensation Committee coordinates with the Chief People Officer and collaborates with others from the people, finance and legal teams as appropriate. This group supports the Compensation Committee through the preparation of analyses of financial data, peer comparisons and other materials, and helps to implement the Compensation Committee’s decisions.

Role of Compensation Consultant

The Compensation Committee recognizes that there is value in receiving independent, objective expertise and counsel in connection with fulfilling its duties and has the authority to retain an independent compensation consultant to assist it in carrying out its responsibilities.

Since May 2024, the Compensation Committee engaged Alpine as its independent consultant for compensation decisions. Alpine reported directly to the Compensation Committee, which retained the sole authority to retain, direct the work of, terminate and obtain the advice of Alpine.

The Compensation Committee worked with Alpine to develop our compensation philosophy and peer group, evaluate a competitive market analysis of the base salary, annual cash incentive awards and long-term incentive compensation of our executive officers compared to the compensation peer group, and review other market practices and trends. In addition, Alpine assisted with reviewing and benchmarking our non-employee director compensation and assisting on other ad hoc matters throughout the year.

While the Compensation Committee took into consideration the review and recommendations of Alpine when making decisions about our executive compensation program, ultimately, the Compensation Committee made its own independent decisions in determining our executive officers’ compensation.

In 2025, the Compensation Committee assessed the independence of Alpine pursuant to SEC and Nasdaq rules. The Compensation Committee considered each of the factors set forth by the SEC and Nasdaq with respect to an adviser’s independence and concluded that there was no conflict, and that Alpine was independent.

Compensation Peer Group and Peer Selection Process

The Compensation Committee believes that obtaining relevant market data is important to determine executive compensation. Such information provides helpful context and a reference point when making compensation decisions. The Compensation Committee takes into consideration the structure and components of, and the amounts paid under, the executive compensation programs of other comparable peer companies. However, the Compensation Committee also recognizes the unique aspects of PROCEPT and our business that may ultimately drive compensation decisions that differ from our peers.

With assistance from Alpine, the Compensation Committee developed and approved a compensation peer group to support pay decisions, including base salary and annual performance-based incentive compensation. In selecting the peer group, the Compensation Committee, in consultation with Alpine established various criteria to ensure there was a meaningful cross-section from which to benchmark executive compensation. The peer group was selected using the following criteria:

•Industry: publicly traded, medical device or other life science companies with a focus on differentiated research and development business models or biotechnology companies with a medical device product focus, including companies in the healthcare equipment, healthcare services, healthcare supplies, health care technology and life sciences tools and services sectors;
•Revenue: companies within a similar revenue range;
•Market Capitalization: companies within a similar market capitalization range; and
•Location: U.S. headquartered with a preference for companies headquartered in the San Francisco Bay Area or other talent ‘hub’ locations.

In July 2024, we reevaluated our peer group consistent with the criteria listed above and anticipated for us. In consultation with Alpine, we added Certara, Inspire Medical Systems, Penumbra, RxSight and Tandem Diabetes Care; and we removed Axonics, Nevro, OrthoPediatrics, Outset Medical, Paragon 28, Revance Therapeutics, Silk Road Medical and Treace Medical Concepts from the peer group. This resulted in the following set of 17 companies included in our peer group which were used to inform decisions for 2025 executive officers’ and directors’ compensation:

AtriCure, Inc. Certara, Inc. Glaukos Corporation Guardant Health, Inc. Inari Medical, Inc. Inspire Medical Systems	iRhythm Technologies, Inc. LeMaitre Vascular, Inc. NovoCure Limited Penumbra, Inc. RxSight, Inc. Schrodinger, Inc.	STAAR Surgical Company Tandem Diabetes Care TransMedics Group, Inc. Twist Bioscience Corporation Veracyte, Inc.
The Compensation Committee reviews the peer group annually considering changes in our business as well as in those of the companies in our peer group to see if any updates are needed, while maintaining some year over year continuity in the list for comparability purposes, and used the above updated peer group for 2025 compensation decisions. The Compensation Committee subsequently reevaluated the peer group in September 2025 and made further updates to the peer group which will be used to inform 2026 compensation decisions. In addition to the selected peer groups, as discussed above, the Compensation Committee references general and specific industry surveys from other sources.

Fiscal 2025 Target Pay Mix

By emphasizing annual and long-term incentives, our fiscal 2025 pay mix reflects our executive compensation objectives, advances our pay-for-performance philosophy, and aligns NEOs’ interests with those of our stockholders.

The below graphics show the allocation of 2025 target total direct compensation payable to Mr. Wood, who served as our Chief Executive Officer as of fiscal year end 2025, which includes his new-hire equity grants and sign-on bonus, and the average 2025 target total direct compensation payable to our other NEOs. A significant majority of 2025 target executive compensation opportunity is at-risk variable pay consistent with our focus on pay-for-performance, which consists of annual cash incentives and long-term equity incentives. We consider compensation to be “at-risk” if it is subject to achievement of financial or operating performance or if its value depends on the value of our common stock. In fiscal 2025, approximately 95% of our Chief Executive Officer’s target total direct compensation, was at-risk compensation, and on average, approximately 82% of the target total direct compensation of our other NEOs was at-risk.

2025 CEO Target Compensation Mix
Base Salary
(5.0%)
Annual Cash
Incentives
(14.2%)
Long-Term
Equity Incentives
(80.9%)

2025 Other NEOs Target Compensation Mix
Base Salary (18.0%)
Annual Cash Incentives (10.2%)
Long-Term Equity Incentives (71.7%)

Base Salaries

The base salary payable to each NEO is intended to provide a stable component of compensation reflecting the executive’s skill set, experience, role and responsibilities and is an important part of their total compensation package. Generally, the Compensation Committee reviews base salaries annually for existing executives or upon hire or promotion of a new executive. In determining base salaries, the Compensation Committee considers each executive’s role, criticality, relative scope of responsibility, individual performance and contributions, overall experience and expertise, company performance and the Chief Executive Officer’s recommendation (except with regard to himself).

In February 2025, the Compensation Committee reviewed the base salaries of our executives, taking into consideration a competitive market analysis performed by Alpine and the recommendations of our Chief Executive Officer (except with respect to his own base salary), as well as the other factors described above. Following this review, the Compensation Committee (or for our Chief Executive Officer, the Board upon the recommendation of the Compensation Committee) set the base salaries of our NEOs at levels that it believed were appropriate to maintain their competitiveness.

The following table sets forth the base salaries of our NEOs for fiscal 2024 and 2025:

Named Executive Officer	2024 Base Salary ($)	2025 Base Salary ($)
Larry L. Wood(1)	n/a	925,000(2)
Reza Zadno, Ph.D.(1)	687,500	708,000
Kevin Waters	490,000	504,700
Alaleh Nouri	460,000	473,800
Hisham Shiblaq(1)	490,000	504,700

(1)The 2025 annual base salary listed in the table above for each of Mr. Wood, Dr. Zadno and Mr. Shiblaq is the annualized amount and does not represent the earned amounts.
(2)The 2025 annual base salary listed for Mr. Wood was determined in connection with his appointment as Chief Executive Officer in August 2025.

To provide compensation competitive with our peer companies, in February 2026, the Compensation Committee increased our NEO’s base salaries effective March 1, 2026 as follows: Mr. Waters - $519,800 and Ms. Nouri - $488,000. Mr. Wood’s 2026 base salary remained as the same level as in 2025.

Annual Incentive Cash Compensation

During 2025, each of our NEOs was eligible to receive performance-based cash incentive compensation. We believe that performance-based cash incentives motivate our employees, including our NEOs, to achieve both annual and long-term goals. This approach is important to the execution of our overall business strategy which, if achieved, has the potential to enhance stockholder value. Annual bonuses are not guaranteed and may vary materially from year-to-year.

Target Opportunities. Consistent with our compensation philosophy and objectives, the Compensation Committee generally sets the target incentive opportunity within the median range of annual cash incentive target pay for comparable executives at our peer groups. For 2025, based on a review of the market data, the Compensation Committee (or for our Chief Executive Officer, the Board on the recommendation of the Compensation Committee) approved maintaining our NEOs’ target incentive opportunities at the same level as in 2024 as follows:

Named Executive Officer	2024 Target Incentive Opportunity (as a % of Base Salary)	2025 Target Incentive Opportunity (as a % of Base Salary)
Larry L. Wood	n/a	100%
Reza Zadno, Ph.D.(1)	100%	100%
Kevin Waters	60%	60%
Alaleh Nouri	55%	55%
Hisham Shiblaq(2)	60%	60%

(1)In connection with Dr. Zadno's transition, he received a pro-rated target bonus for 2025, which was equal to eight-twelfths (8/12th) of his annual target bonus for 2025 at 100%.
(2)Upon separation from the Company, Mr. Shiblaq ceased to be eligible for the 2025 target bonus.

Performance Measures. Typically, the Compensation Committee establishes bonus opportunities pursuant to a formal cash bonus plan that measures and rewards our executives for our actual corporate performance over our fiscal year as well as individual achievements during the year. The bonus plan is designed to pay above-target bonuses when we exceed our annual corporate objectives and below-target bonuses when we do not achieve these objectives. The Compensation Committee sets targets that the Compensation Committee and management deem challenging yet achievable. Under the 2025 Company Bonus Plan, the payout to our Chief Executive Officer is evaluated based 100% on achievement of corporate performance goals, and the payout to our other NEOs is evaluated based 75% on corporate performance goals and 25% on individual goals. For our NEOs other than the Chief Executive Officer, individual goals are tailored to each NEO’s position and were designed to award performance based on the individual’s contribution to the Company’s growth, financial performance, structural organization, and achievement of strategic initiatives.

The establishment of the annual targets for 2025 was based on financial and strategic measures that the Compensation Committee and the Board considered important for both the short-term and long-term health of the business. For fiscal 2025, the weighting of the total measures was based 80% upon achievement of financial and operational metrics and 20% on strategic metrics. Specifically, the following metrics were established for the 2025 Company Bonus Plan:

Performance Measures	Weight	Unweighted Minimum Payout Level	Minimum Payout Achievement	Unweighted Target Payout Level	Target Payout Achievement	Unweighted Maximum Payout Level	Maximum Payout Achievement
Revenue $	40%	50.0%	$310,700,000	100%	$334,100,000	200%	$350,800,000
U.S. Procedures	15%	50.0%	41,523	100%	48,850	200%	57,735
EBITDA	10%	50.0%	$(35,800,000)	100%	$(28,600,000)	200%	$(18,600,000)
Gross Margin	15%	50.0%	61.8%	100%	65.0%	200%	68.3%
Strategic Goal	20%	50.0%	—	100%	—	100%	N/A

Based on the above metrics, the potential weighted minimum payout level was 50% of target, and the potential weighted maximum payout level was 180% of target.

EBITDA is a financial measure that is not prepared in accordance with generally accepted accounting principles in the United States (GAAP). We define EBITDA as earnings before interest expense, taxes, depreciation, and amortization.

U.S. Procedures is the aggregate of all surgical procedures performed in the United States using our robotic systems during the most recently completed fiscal year.

The strategic goal above was based on operations driven cost related milestones.

Payout Determination. In January 2026, the Compensation Committee reviewed and confirmed the Company’s performance against each of these objectives, and determined the resulting payout level. For 2025, the Company's revenue performance was below the minimum payout level, which would have resulted in no payout for the revenue measure under the bonus plan's pre-approved metrics. In determining the appropriate payout outcome, the Compensation Committee considered, among other factors, management’s analysis of the revenue shortfall, the Company’s performance and progress against other corporate objectives during 2025, and the request of new leadership to adjust certain priorities for the longer term benefit of the Company in contrast to the metrics under the bonus plan. Based on this holistic assessment, the Compensation Committee exercised discretion to approve an overall company performance payout level of 80% of target for 2025 (and, with respect to the Chief Executive Officer, recommended that the Board approve such payout level), and the Board approved the Chief Executive Officer’s bonus payout subsequently.

The actual incentive payouts for each NEO were determined by multiplying such NEO’s eligible base salary earnings by the target incentive opportunity, and then by the overall achievement percentage. For our Chief Executive Officer, his payout percentage is based solely on achievement of the Company’s corporate performance goals. For our other NEOs, the payout percentage is based 75% on corporate performance and 25% on individual performance. The following table summarizes the 2025 compensation earned by our NEOs under the annual cash incentive program:

Named Executive Officer	Base Salary Earned	Bonus Target	Bonus Basis (Salary X Target)	Company Achievement Factor	Individual Achievement Factor	Bonus Achievement	Actual Bonus Payout
Larry L. Wood	$304,830	100%	$304,830	80%	N/A	80%	$243,864
Reza Zadno, Ph.D.	$471,306	100%	$471,306	N/A	N/A	N/A	$472,000(1)
Kevin Waters	$502,250	60%	$301,350	80%	100%	85%	$256,148
Hisham Shiblaq(2)	$335,958	60%	$201,575	N/A	N/A	N/A	N/A
Alaleh Nouri	$471,500	55%	$259,325	80%	100%	85%	$220,426

(1)In connection with Dr. Zadno’s transition, he received a pro-rated target bonus for 2025 in the amount of $472,000, which was equal to eight-twelfths (8/12th) of his annual target bonus for 2025 at 100%.
(2)Upon separation from the Company, Mr. Shiblaq ceased to be eligible for the 2025 target bonus.

Long-Term Incentives

As described above, the third and largest primary component of our executive compensation program is long-term equity incentives. The Compensation Committee designed this long-term incentive opportunity to motivate executive officers to achieve multi-year strategic goals and to deliver sustained, long-term value to stockholders. Our long-term incentives create a strong link between payouts and performance and align our executive officers’ interests with the interests of our stockholders. Long-term equity incentives promote retention, as executive officers will only receive value if they remain employed by us over the required term. In addition, they foster an ownership culture among our executive officers by making executive officers stockholders with a personal stake in the value they intend to create.

In fiscal 2025, we granted equity awards to our executive officers in the form of 50% RSUs, 25% PSUs and 25% stock options. The Compensation Committee determined that this mix was appropriate given the current stage of our business and balancing the various objectives of our equity compensation.

Both RSUs and stock options have time-based vesting. RSUs vest as to one-fourth (1/4th) of the shares subject to the RSUs vesting on the first anniversary of the vesting commencement date, and the remainder of the shares subject to the RSUs on each subsequent quarterly anniversary. Stock options vest monthly over 4 years. PSUs may be earned over multi-year performance periods based on our actual results as measured against the targets established for such periods.

2025 PSU Grant. The PSUs granted in 2025 to our executive officers are eligible to be earned and vest (i) as to 75% of the PSUs, 50% one year after the grant date and 50% two years after the grant date, subject to the Company achieving a certain revenue goal for fiscal year 2025 that yields an achievement factor ranging from 0 to 2.0, and (ii) as to 25% of the PSUs, within three years after the grant date, 100% upon the Company’s achievement of certain adjusted EBITDA goal (positive EBITDA for over four consecutive quarters) during a three-year performance period commencing on January 1, 2025, in each case of (i) and (ii), subject to the executive not incurring a termination of service prior to such date. On each vesting date, the target number of PSUs vesting as of such date is multiplied by the applicable achievement factor to determine the number of PSUs that are earned. The achievement factors will be determined by straight-line linear interpolation between the adjacent performance levels if the relevant performance goals achieved during the performance periods are between the threshold and maximum levels.

In February 2026, the Compensation Committee reviewed performance against the revenue goal for fiscal year 2025 and certified 0% achievement for the revenue goal applicable to the revenue component of the 2025 PSU grant. Therefore, no 2025 PSUs subject to achievement of the revenue goal were earned, consistent with our pay for performance philosophy. The adjusted EBITDA goal was not yet achieved as of that date and remains outstanding, subject to certification following the earlier of the achievement of the adjusted EBITDA goal or completion of the three-year performance period.

2024 PSU Grant. The PSUs granted in 2024 to our executive officers vest (i) as to 75% of the PSUs, two years after the grant date, subject to the Company achieving certain cumulative revenue goals for fiscal years 2024 and 2025 that yield an achievement factor ranging from 0 to 2.0, and (ii) as to 25% of the PSUs, three years after the grant date, subject to the Company’s achievement against relative TSR over a three-year performance period commencing on December 31, 2023 as compared to Russell 2000 Index that yield an achievement factor as set forth in the table below, in each case of (i) and (ii), subject to the employee not incurring a termination of service prior to such date. If TSR for the applicable performance period is negative, the achievement factor will not exceed 1.0. The achievement factors will be determined by straight-line linear interpolation between the adjacent performance levels if the relevant performance goals achieved during the performance periods are between the threshold and maximum levels.

Achievement Factor	Relative TSR for the Performance Period
2.0 (Maximum)	Above 90th percentile
1.5 (Above Target)	75th percentile
1.0 (Target)	50th percentile
0.5 (Threshold)	25th percentile
0 (Below Threshold)	Below 25th percentile

In the event of a Change in Control (as defined in the 2021 Plan) during the three-year performance period with respect to relative TSR component, such performance period shall end on the consummation of such Change in Control and the achievement factor during such performance period shall be the greater of (i) that factor determined based on actual performance during such performance period and (ii) 1.0.

In February 2026, following the end of the two-year performance period for the cumulative revenue goals applicable to the revenue component of the 2024 PSU grant, the Compensation Committee reviewed performance against the cumulative revenue goals and certified achievement at 71% of target. The relative TSR component of the 2024 PSU awards remains outstanding and will be determined and certified following the end of the three-year performance period on December 31, 2026.

The Compensation Committee will continue to evaluate and select the form and mix of long-term incentive compensation that it believes best accomplishes the goals discussed above.

Long-Term Incentive Values. The Compensation Committee established long-term incentive values for each of the executive officers, including the NEOs, in February 2025. In establishing the size of these long-term incentive values, the Compensation Committee intended to provide long-term incentive opportunities that generally align with market long-term incentive opportunities awarded by our peer group companies for similarly situated executives while taking into account individual performance.

The Compensation Committee intends to make grants of long-term incentive awards annually. Special, one-time awards may be granted to our executive officers in certain circumstances, including, as may be necessary to attract, retain and motivate them or as recognition of an increase in the scope of an executive’s responsibilities or significant accomplishments.

In February 2025, the Compensation Committee (or for our then Chief Executive Officer, the Board on the recommendation of the Compensation Committee) approved the following target annual long-term incentive award values for our NEOs, other than Mr. Wood, for 2025. Mr. Wood's long-term incentive award value was determined as part of his new-hire compensation in connection with his appointment as Chief Executive Officer in August 2025. The 2025 long-term incentive value approved for Mr. Wood was determined as part of his new hire in connection with his appointment as Chief Executive Officer in August 2025, and is discussed further under "Compensation Related to Leadership Transition - New Chief Executive Officer Compensation".

Named Executive Officer	2025 Target Long-Term Incentive Value
Reza Zadno, Ph.D.(1)	$5,631,400
Kevin Waters	$2,200,000
Alaleh Nouri	$1,750,000
Hisham Shiblaq(2)	$1,500,000

(1)In connection with Dr. Zadno’s transition, vesting of his 2025 equity awards were accelerated in accordance with the terms of a qualifying retirement, with any performance stock units vesting based on actual performance as of the end of the performance period.
(2)Upon Mr. Shiblaq’s separation from the Company, all of his unvested RSUs and PSUs were forfeited, all of his unexercisable stock options were cancelled, and all of his exercisable but unexercised stock options, if any, were cancelled as of December 1, 2025.

For specific amounts of long-term incentive awards granted to our NEOs in 2025, see "Grants of Plan-Based Awards" below.

OTHER ASPECTS OF EXECUTIVE COMPENSATION PROGRAM

Stock Ownership Policy

To align our executive officers’ interests with those of our stockholders, we maintain a Stock Ownership Policy requiring that: (i) our Chief Executive Officer hold Company shares with a value equal to three times (3x) our Chief Executive Officer’s base salary, and (ii) our other executive officers, including our other NEOs, hold Company shares with a value equal to one times (1x) such executive officer’s base salary. The Stock Ownership Policy is initially subject to a five-year phase-in (measured from its initial adoption in September 2021) and afterwards each new director or executive officer has five years to comply with the Stock Ownership Policy. The Compensation Committee re-determines the value of the held shares following each December 31 based on the average closing price of the Company’s common stock over a thirty consecutive trading-day period ending immediately prior to the re-determination date. Each applicable person then has one year to meet the new value requirement.

For purposes of determining compliance with the Stock Ownership Policy, the following shares are treated as owned, (a) shares of our common stock: (i) held directly by the individual or his or her immediate family members residing in the same household; (ii) held in a grantor trust for the benefit of the individual or his or her immediate family members residing in the same household; or (iii) owned by a partnership, limited liability company or other entity to the extent of the individual’s interest therein (or the interest therein of his or her immediate family members residing in the same household), but only if the individual has or shares powers to vote or dispose of the shares, or (b) shares of common stock subject to outstanding (i) RSUs that vest solely based on the passage of time and (ii) vested stock options, in each case the number of shares that would remain outstanding if such awards were "net-settled" in respect of such respective awards. Shares that count toward satisfaction of the foregoing requirement do not include (x) shares of our common stock subject to outstanding unvested stock options, whether exercisable or unexercisable; (y) unearned performance-based vesting restricted common stock and RSUs or other performance-based incentive awards; and (z) other than warrants, all other forms of derivative securities.

Should any applicable person fail to comply with the Stock Ownership Policy, the Compensation Committee, in its sole discretion, may review and address any such shortfall in ownership as it deems appropriate.

As of December 31, 2025, each of our current NEOs met their respective ownership requirement.

Retirement Plans

We currently maintain a 401(k) retirement savings plan, or the 401(k) plan, for our employees, including our executive officers, who satisfy certain eligibility requirements. Our executive officers, including our NEOs, are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code of 1986, as amended, or the Code, allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k)

plan. The 401(k) plan provides us with the discretion to match participant contributions. In 2025, we made discretionary matching contributions to participants under our 401(k) plan equal to 50% of the participant’s contribution to the 401(k) plan up to a maximum match 3% of eligible plan pay, capped at $7,500 per plan year. Match contributions vest immediately. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our compensation package and further incentivizes our employees, including our executive officers, in accordance with our compensation policies.

Employee Stock Purchase Plan

We have an employee stock purchase plan (“ESPP”), for our employees, including our executive officers, who satisfy certain eligibility requirements. Our executive officers, including our NEOs, are eligible to participate in the ESPP on the same terms as other full-time employees. We believe that providing a vehicle for employees to purchase company stock and participate as owners in value creation adds to the overall desirability of our compensation package and further incentivizes our employees (including our executive officers), in accordance with our compensation policies.

Employee Benefits
All of our full-time employees, including our executive officers, are eligible to participate in our health and welfare plans, including (a) medical, dental and vision benefits; (b) medical and dependent care flexible spending accounts; (c) short-term and long-term disability insurance; and (d) life insurance.
We believe the benefits described above are necessary and appropriate to provide a competitive compensation package to our executive officers, including our NEOs.
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our executives, including our NEOs, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executives more efficient and effective, and for recruitment and retention purposes. During 2025, we did not provide any supplemental or other retirement benefits to our executives beyond those offered in our broad-based employee programs.
In the future, we may provide perquisites or other personal benefits to our executives in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executives more efficient and effective, and for recruitment, motivation or retention purposes. We do not expect that these perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits for our executive officers will be approved and subject to periodic review by the Compensation Committee.

No Tax Gross-Ups

We do not make gross-up payments to cover our executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our Company.

Equity Grant Practices

We do not grant equity awards in anticipation of the release of material nonpublic information or time the release of material nonpublic information for the purpose of affecting the value of executive compensation. During fiscal year 2025, we did not grant stock options, stock appreciation rights, or similar option‐like instruments to our NEOs during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information.

Severance and Other Benefits Payable Upon Termination of Employment or Change of Control

Pursuant to their respective change of control and severance agreements, each of our executive officers is entitled to certain payments and benefits in certain termination situations or upon a change of control. See “Potential Payments Upon Termination or Change-In-Control” for more information on these payments and benefits.

Accounting Considerations

ASC Topic 718 requires us to calculate the grant date “fair value” of our stock-based awards using a variety of assumptions. ASC Topic 718 also requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, restricted stock, RSUs and performance units under our equity incentive award plans will be accounted for under ASC Topic 718. The Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align the accounting expense of our equity awards with our overall executive compensation philosophy and objectives.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with the management of the Company. Based on this review and these discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2025 Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K.

The preceding report has been furnished by the members of the Compensation Committee:

Elisabeth Little, Chair
Antal Desai
Amy Dodrill

Summary Compensation Table

The following table discloses compensation paid by us during fiscal years 2025, 2024 and 2023 to our NEOs:

Name and Principal Position	Year	Base Salary Earned ($)	One-Time Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Larry L. Wood, President & Chief Executive Officer(6)	2025	304,830	1,700,000	7,217,251	7,226,599	243,864	91,309	16,783,853
Reza Zadno, Ph.D., Former President & Chief Executive Officer	2025	471,306	—	3,790,409	1,289,314	472,000	743,247	6,766,276
	2024	671,900	—	4,069,082	1,141,244	639,650	—	6,521,876
	2023	612,575	—	2,435,509	2,527,999	512,730	—	6,088,813
Kevin Waters, EVP, Chief Financial Officer	2025	502,250	—	1,480,761	503,594	256,148	7,500	2,750,253
	2024	482,500	—	1,112,019	311,869	275,600	6,000	2,187,988
	2023	448,750	—	974,181	1,011,015	225,360	6,000	2,665,306
Hisham Shiblaq Former EVP, Chief Commercial Officer(7)	2025	335,958		1,009,596	343,372	—	275,814	1,964,740
	2024	477,500	—	2,215,596	621,362	272,750	—	3,587,208
	2023	430,000	—	974,181	1,011,004	215,950	—	2,631,135
Alaleh Nouri, EVP, Chief Legal Officer & Corporate Secretary	2025	471,500	—	1,177,882	400,586	220,426	7,500	2,277,894
	2024	448,750	—	1,533,867	430,164	234,970	6,000	2,653,751
	2023	410,750	—	779,345	808,776	189,090	6,000	2,193,961

(1)The amount reported for Mr. Wood represents a one-time sign-on bonus of $1,700,000 awarded to Mr. Wood in 2025 in connection with his appointment as Chief Executive Officer, which was intended to capture his foregone bonus at his previous employer as well as certain estimated housing and commuting expenses.
(2)Amounts shown in this column do not reflect dollar amounts actually received by our executive officers upon settlement of the RSUs and PSUs. Instead, these amounts reflect the aggregate grant date fair value of RSUs and PSUs (assuming the target level performance) granted in the applicable year, computed in accordance with the provisions of FASB ASC Topic 718, which was determined based on the closing trading price of our common stock on the grant date. The maximum grant date fair values of the 2025 PSUs, assuming the maximum level performance were $2,211,036, $863,777, $588,896, and $687,098, for Dr. Zadno, Messrs. Waters and Shiblaq and Ms. Nouri, respectively. In February 2026, the Compensation Committee reviewed performance against the revenue goal applicable to the 2024 PSU grant and 2025 PSU grant, and certified achievement at 71% and 0% of target, respectively, for 2024 PSU grant and 2025 PSU grant, respectively.
(3)Represents the grant date fair value of stock options to purchase shares of our common stock granted in the applicable year, computed in accordance with Financial Accounting Standards Board, or FASB, ASC 718. See Note 8 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2025 for a description of the assumptions used in valuing our stock options.
(4)For 2025, amounts represent bonuses earned under our 2025 annual bonus plan. For Dr. Zadno, the amount represents a pro-rated target bonus for 2025, which was equal to eight-twelfths (8/12th) of his annual target bonus for 2025 at 100%.
(5)Amounts reflect the following for each NEO: Mr. Wood: (i) compensation paid to him for service as a non-employee director for the portion of fiscal year 2025 prior to his appointment as President and Chief Executive Officer on September 2, 2025, including $38,816 in director fees, RSUs valued $24,729, and stock options valued at $24,681, net of the forfeiture of certain unvested director equity awards granted to him during fiscal year 2025 upon his appointment as President and Chief Executive Officer; and (ii) matching contributions made by us pursuant to our 401(k) plan; upon his appointment as Chief Executive Officer, Mr. Wood ceased to receive compensation for service as a director; Mr. Waters and Ms. Nouri: matching contributions made by us pursuant to our 401(k) plan; Dr. Zadno and Mr. Shiblaq: severance and COBRA benefits earned during fiscal year 2025.
(6)Mr. Wood was not a Named Executive Officer in fiscal year 2023 or 2024.
(7)Upon Mr. Shiblaq’s separation from the Company, all of his unvested RSUs and PSUs were forfeited, all of his unexercisable stock options were cancelled, and all of his exercisable but unexercised stock options, if any, were cancelled as of December 1, 2025. Therefore, Mr. Shiblaq held no outstanding RSUs, PSUs or stock options as of December 31, 2025.

Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards to our NEOs during the fiscal year ended December 31, 2025.

GRANTS OF PLAN-BASED AWARDS FOR 2025

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)(4)
Named Executive Officers	Grant Date	Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Larry L. Wood	—	152,415	304,830	548,694		—	—	—	—	—	—	—
	6/10/2025(7)	—	—	—		—	—	—	1,538	—	—	98,786
	6/10/2025(7)	—	—	—		—	—	—		2,771	64.23	98,690
	9/2/2025(8)	—	—	—		—	—	—	182,392		—	7,217,251
	9/2/2025(8)	—	—	—	—	—	—	—		319,618	39.57	7,226,599
Reza Zadno, Ph.D.	—	—	—	—		—	—	—	—	—	—	—
	3/3/2025(5)	—	—	—		13,031	20,849	36,486	41,699	—	—	3,790,409
	3/3/2025(6)	—	—	—		—	—	—	—	36,831	60.60	1,289,314
Kevin Waters	—	150,675	301,350	542,430		—	—	—		—	—	—
	3/3/2025(5)	—	—	—		5,091	8,145	14,254	16,290	—	—	1,480,761
	3/3/2025(6)	—	—	—		—	—	—	—	14,388	60.60	503,594
Hisham Shiblaq	—	—	—	—		—	—	—	—	—	—	—
	3/3/2025(5)	—	—	—		3,471	5,553	9,718	11,107	—	—	1,009,596
	3/3/2025(6)	—	—	—		—	—	—	—	9,810	60.60	343,372
Alaleh Nouri	—	129,663	259,325	466,785		—	—	—	—	—	—	—
	3/3/2025(5)	—	—	—		4,049	6,479	11,338	12,958	—	—	1,177,882
	3/3/2025(6)	—	—	—		—	—	—	—	11,445	60.60	400,586
(1)Amounts represent threshold, target, and maximum bonus incentive opportunities calculated based on 2025 earned eligible base salary of each NEO.
(2)Amounts represent threshold, target, and maximum opportunities for the PSUs granted to our NEOs in 2025. 75% of the PSUs are earned and vest, two years after grant, subject to achievement against predetermined revenue goals, and 25% of the PSUs are earned and vest, three years after grant, subject to achievement against certain adjusted EBITDA goal that can be achieved over a three-year performance period.
(3)Amounts shown in this column do not reflect dollar amounts actually received by our executive officers. Instead, these amounts reflect the aggregate grant date fair value of RSUs and PSUs (assuming the target level performance) granted in the applicable year, computed in accordance with the provisions of FASB ASC Topic 718, which was determined based on the closing trading price of our common stock on the grant date.
(4)Amounts shown in this column reflect the grant date fair value of stock options to purchase shares of our common stock computed in accordance with Financial Accounting Standards Board, or FASB, ASC 718. See Note 8 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2025 for a description of the assumptions used in valuing our stock options.
(5)Consist of RSUs and PSUs granted under the 2021 Plan. 25% of the RSUs will vest on the first anniversary of the vesting commencement date of March 5, 2025, with the remainder vesting quarterly thereafter. 75% of the PSUs are eligible to be earned based on achievement against predetermined revenue goals and, to the extent earned, vest 50% one year after the grant date and 50% two years after the grant date. 25% of the PSUs are eligible to be earned and vest upon achievement against certain adjusted EBITDA goals.
(6)Consist of stock options granted under the 2021 Plan. These options vest and become exercisable with respect to 1/48th of the shares subject to the option on each monthly anniversary of the vesting commencement date of March 5, 2025.

(7)Represents the number of options and RSUs underlying the annual director award granted to Mr. Wood prior to his appointment as Chief Executive Officer on September 2, 2025. Mr. Wood forfeited a portion of the award in connection with his CEO appointment, see the Outstanding Equity Awards at Fiscal Year End table.
(8)Represents the number of options and RSUs underlying the new-hire awards granted to Mr. Wood in connection with his appointment as Chief Executive Officer. 25% of these options will vest and become exercisable on the first anniversary of his employment commencement date, and as to 1/48th of the shares subject to the option on each monthly anniversary thereafter. 25% of the RSUs will vest on the first anniversary of his employment commencement date, and as to 1/12th of the remainder on each three-month anniversary date thereafter.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning the number of shares of common stock underlying outstanding equity incentive plan awards for the executive officers named in the Summary Compensation Table as of the end of our fiscal year ended December 31, 2025.
OUTSTANDING EQUITY AWARDS AT 2025 FISCAL YEAR END

		Option Awards				Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Numbers of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($)(1)	Numbers of Unearned Units of Stock That Have Not Vested (#)	Market Value of Unearned Number of Units of Stock That Have Not Vested ($)(1)
Larry L. Wood	4/18/2024(2)	1,761	734	51.08	4/17/2034	—	—	—	—
	6/4/2024(3)	2,526	—	65.37	6/3/2034	—	—	—	—
	6/10/2025(3)	693	—	64.23	6/10/2035	—	—	—	—
	9/2/2025(4)	—	319,618	39.57	9/1/2035	—	—	—	—
	9/2/2025(4)	—	—	—	—	182,392	5,738,052	—	—
Reza Zadno, Ph.D.	2/1/2020(5)	961,148	—	4.37	2/19/2030	—	—	—	—
	8/10/2020(6)	254,477	—	5.18	8/9/2030	—	—	—	—
	6/22/2021(6)	158,871	—	7.27	6/22/2031	—	—	—	—
	3/15/2022(9)	74,610	4,974	34.99	3/30/2032	—	—	—	—
	3/15/2022(10)	—	—	—	—	9,828	309,189	—	—
	3/5/2023(9)	82,040	37,292	37.02	2/15/2033	—	—	—	—
	3/5/2023(10)	—	—	—	—	32,895	1,034,877	—	—
	3/6/2024(9)	18,511	23,800	47.17	3/6/2034	—	—	—	—
	3/6/2024(10)	—	—	—	—	36,432	1,146,151	—	—
	3/6/2024(11)	—	—	—	—	—	—	24,287	764,069
	3/3/2025(9)	36,831	—	60.60	3/2/2035	—	—	—	—
	3/3/2025(14)	—	—	—	—	—	—	5,212	163,970
Kevin Waters	3/25/2019(8)	119,450	—	4.56	4/4/2029	—	—	—	—
	12/12/2019(7)	19,160	—	4.56	12/11/2029	—	—	—	—
	8/10/2020(6)	70,219	—	5.18	8/9/2030	—	—	—	—
	6/22/2021(6)	86,315	—	7.27	6/22/2031	—	—	—	—
	3/15/2022(9)	15,018	1,002	34.99	3/30/2032	—	—	—	—
	3/15/2022(10)	—	—	—	—	1,979	62,259	—	—
	3/5/2023(9)	32,815	14,917	37.02	2/15/2033	—	—	—	—
	3/5/2023(10)	—	—	—	—	13,158	413,951
	3/6/2024(9)	5,058	6,505	47.17	3/6/2034	—	—	—	—
	3/6/2024(10)	—	—	—	—	9,957	313,247	—	—
	3/6/2024(11)	—	—	—	—	—	—	6,637	208,800
	3/3/2025(9)	2,697	11,691	60.6	3/2/2035	—	—	—	—
	3/3/2025(13)	—	—	—	—	16,290	512,483	—	—
	3/3/2025(14)	—	—	—	—	—	—	2,036	64,053
Alaleh Nouri	7/9/2018(5)	54,452	—	4.52	9/27/2028	—	—	—	—
	12/12/2019(7)	12,230	—	4.56	12/11/2029	—	—	—	—

8/10/2020(6)	16,160	—	5.18	8/9/2030	—	—	—	—
6/22/2021(12)	21,056	—	7.27	6/22/2031	—	—	—	—
3/15/2022(9)	2,297	431	34.99	3/30/2032	—	—	—	—
3/15/2022(10)	—	—	—	—	851	26,772	—	—
3/5/2023(9)	14,160	11,934	37.02	2/15/2033	—	—	—	—
3/5/2023(10)	—	—	—	—	10,526	331,148	—	—
3/6/2024(9)	6,977	8,972	47.17	3/6/2034	—	—	—	—
3/6/2024(10)	—	—	—	—	13,734	432,072	—	—
3/6/2024(11)	—	—	—	—	—	—	9,155	288,016
3/3/2025(9)	2,145	9,300	60.6	3/2/2035	—	—	—	—
3/3/2025(13)	—	—	—	—	12,958	407,659	—	—
3/3/2025(14)	—	—	—	—	—	—	1,620	50,965
(1)The market value of the RSUs and the PSUs that have not vested is calculated by multiplying the closing trading price of our common stock on December 31, 2025 ($31.46) by the number of RSUs outstanding under the award and, with respect to PSUs, the number of PSUs deemed earned as of December 31, 2025. For the 2025 PSUs, the number of shares deemed earned reflects 0% payout for the revenue component, as certified by the Compensation Committee in February 2026, and assumes target performance level for the adjusted EBITDA component, which remains outstanding as of December 31, 2025.
(2)Consist of stock options granted under the 2021 Plan as part of the new director award. These options vest and become exercisable with respect to 33% of the shares subject to the option on each annual anniversary of the vesting commencement date.
(3)Consist of stock options granted under the 2021 Plan as part of the annual director award. 100% of the options will vest on the first anniversary of the vesting commencement date.
(4)Consist of stock options and RSUs granted under the 2021 Plan. 25% of these options will vest and become exercisable on the first anniversary of his employment commencement date, and as to 1/48th of the shares subject to the option on each monthly anniversary thereafter. 25% of the RSUs will vest on the first anniversary of his employment commencement date, and as to 1/12th of the remainder on each three-month anniversary date thereafter.
(5)Consist of stock options granted under the Amended & Restated 2008 Equity Incentive Plan (the "2008 Plan"). These options vest and become exercisable as to 25% of the shares subject to the option on the first anniversary of the vesting commencement date and as to 1/48th of the shares each month thereafter.
(6)Consist of stock options granted under the 2008 Plan. These options vest and becomes exercisable as to 6/48th of the shares subject to the option on the six month anniversary of the vesting commencement date and as to 1/48th each month thereafter.
(7)Consist of stock options granted under the 2008 Plan. These options vest and become exercisable with respect to 1/48th of the shares subject to the option on each monthly anniversary of the vesting commencement date.
(8)Consist of stock options granted under the 2008 Plan. This option vests and becomes exercisable as to 10/46th of the shares subject to the option on the ten-month anniversary of the vesting commencement date and as to 1/46th each month thereafter.
(9)Consist of stock options granted under the 2021 Plan. These options vest and become exercisable with respect to 1/48th of the shares subject to the option on each monthly anniversary of the vesting commencement date.
(10)Consist of RSUs granted under the 2021 Plan. 1/4th of the RSUs will vest on each anniversary of the vesting commencement date.
(11)Consist of the target number of PSUs granted under the 2021 Plan. 75% of the PSUs are earned and vest, two years after the grant date, subject to achievement against predetermined revenue goals, and 25% of the PSUs are earned and vest, three years after the grant date, subject to achievement against relative TSR goals.
(12)Consist of stock options granted under the 2008 Plan. These options vest and become exercisable as to 25% of the shares subject to the option on the six month anniversary of the vesting commencement date and as to 1/48th of the shares each month thereafter.
(13)Consist of RSUs granted under the 2021 Plan. The RSUs will vest as to 1/4th of the shares subject to the RSUs on the first anniversary of the vesting commencement date, and the remainder of the shares subject to the RSUs on each subsequent quarterly anniversary over three years thereafter.
(14)Consist of the target number of the adjusted EBITDA component of PSUs granted under the 2021 Plan. 75% of the 2025 PSUs were subject to achievement against predetermined revenue goal, and 25% of the PSUs are earned and vest, within three years after the grant date, subject to achievement against certain adjusted EBITDA goals. In February 2026, the Compensation Committee certified 0% achievement for the revenue goal and therefore 0% payout for the revenue component of 2025 PSUs. Accordingly, none of the PSUs subject to the revenue component were earned. The adjusted EBITDA component of the 2025 PSUs remains outstanding as of December 31, 2025.

Option Exercises and Stock Vested During Fiscal Year 2025

The following table sets forth information regarding options exercised, and the number of shares of common stock acquired upon the vesting of RSUs, in each case, by our NEOs for the fiscal year ending December 31, 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2)
Larry L. Wood	—	$—	3,793	$204,355
Reza Zadno, Ph.D.	13,759	$630,850	80,117	$4,041,925
Kevin Waters	—	$—	11,875	$743,934
Hisham Shiblaq	268,921	$7,677,919	14,169	$893,645
Alaleh Nouri	11,000	$391,600	10,691	$673,795
(1)Values were determined based on the difference between the closing trading price of our shares on the date of exercise and the exercise price of the options.
(2)Values were determined based on the closing trading price of our shares on the date of vesting.

Potential Payments Upon Termination or Change of Control

We are party to change of control and severance agreements with each of our executive officers, the terms of which are described below. The severance payments and benefits described below are subject to the executive’s timely execution and non-revocation of a release of claims in our favor.

Change of Control and Severance Agreement with Larry L. Wood: The agreement provides that, if Mr. Wood’s employment is terminated by us without “cause” or by the executive for “good reason” within 3 months prior to, or within 12 months following a “change of control” (each, as defined in the executive’s change of control and severance agreement), he will receive the following severance payments and benefits: (i) an amount equal to 3 times the sum of his base salary and target annual bonus; (ii) COBRA continuation payments for up to 36 months; and (iii) 100% accelerated vesting and exercisability of all outstanding unvested equity awards then held by him, with attainment of performance conditions under PSUs determined at not less than target performance. If Mr. Wood’s employment is terminated by us without “cause” or by the executive for “good reason” outside of the change of control period described above, he will receive the following severance payments and benefits: (i) a lump sum payment in the amount equal to 1.5 times his base salary; (ii) COBRA continuation payments for up to 18 months; and (iii) accelerated vesting of the unvested portion of his “buy-out” RSU award as of the date of termination.

Transition Consulting and Retirement Agreement with Reza Zadno, Ph. D.: In accordance with the Transition Consulting and Retirement Agreement with Dr. Zadno, Dr. Zadno was entitled to a payment of $1,215,247 which consisted of (i) a lump sum payment of 12 months of his base salary in the amount of $708,000, (ii) a lump sum payment of pro-rated target bonus for fiscal year 2025 (assuming achievement of performance goals at 100%) in the amount of $472,000, and (iii) cash payments in lieu of COBRA premiums for 12 months with a value of $35,247. The vesting of his 2025 equity awards were also accelerated in accordance with the terms of a qualifying retirement, with any performance stock units vesting based on actual performance as of the end of the performance period. Dr. Zadno’s 2025 equity awards had a value of $1,884,425, calculated based on the number of unvested RSUs and the number of PSUs earned assuming 0% achievement for the revenue component and target performance for the Adjusted EBITDA component, as applicable, multiplied by $40.17, the closing price for a share of our common stock on the Nasdaq Global Market on the last trading day immediately preceding his separation date.

Change of Control and Severance Agreement with Kevin Waters: The agreement provides that if Mr. Waters’ employment is terminated by us without “cause” or by the executive for “good reason” within 3 months prior to, or within 12 months following a “change of control,” the executive will receive the following severance payments and benefits: (i) continued payments of base salary for 18 months; (ii) payment of 150% of the executive’s target annual cash bonus for the year in which his termination occurs; (iii) 100% accelerated vesting and exercisability of all outstanding unvested stock awards then held by him, with attainment of performance conditions under PSUs determined at not less than target performance; and (iv) COBRA continuation payments for up to 18 months. In addition, outstanding stock options will remain outstanding and exercisable for the earlier of 12 months following the separation date or the original expiration date of the stock option. If Mr. Waters’ employment is terminated by us without “cause” or by the executive for “good reason” outside of the change of control period described above, he will receive (i) continued payment of base salary for 12 months; and (ii) COBRA continuation payments for up to 12 months.

Change of Control and Severance Agreement with Hisham Shiblaq: On August 4, 2025, we eliminated the position of Chief Commercial Officer, and Mr. Shiblaq separated from the Company effective September 1, 2025. In connection with his separation, which constituted a termination without “cause”, and in accordance with his Change of Control and Severance Agreement, Mr. Shiblaq was entitled to a payment of $252,350 which consisted of continued payment of base salary for 6 months and COBRA continuation payments for up to 6 months.

Change of Control and Severance Agreement with Alaleh Nouri: The agreement provides that if Ms. Nouri’s employment is terminated by us without “cause” or by the executive for “good reason” within 3 months prior to, or within 12 months following a “change of control,” the executive will receive the following severance payments and benefits: (i) continued payments of base salary for 12 months; (ii) payment of 100% of the executive’s target annual cash bonus for the year in which her termination occurs; (iii) 100% accelerated vesting and exercisability of all outstanding unvested stock awards then held by her, with attainment of performance conditions under PSUs determined at not less than target performance; and (iv) COBRA continuation payments for up to 12 months. In addition, outstanding stock options will remain outstanding and exercisable for the earlier of 12 months following the separation date and the original expiration date of the stock option. If Ms. Nouri’s employment is terminated by us without “cause” or by the executive for “good reason” outside of the change of control period described above, she will receive (i) continued payment of base salary for 12 months; and (ii) COBRA continuation payments for up to 12 months.

2008 Plan and 2021 Plan: Under the terms of the 2008 Plan and the 2021 Plan, the vesting of unvested equity awards will accelerate on a change of control, if the awards are not assumed or substituted by the acquiring company. In the event of a change of control during the performance periods with respect to the PSUs, the performance periods shall end on the consummation of the change of control and each achievement factor for determining the number of PSUs earned shall be the greater of (i) that factor determined based on actual performance during the applicable performance period and (ii) 1.0. In addition, beginning for grants made in 2025 to our executive officers, including our NEOs, upon attainment of age 65 and five consecutive years of service and subject to the participant providing the Company with at least six months’ advance notice, any RSUs and PSUs will accelerate vesting, provided that PSUs that remain subject to attainment of performance goals remain outstanding and vest as of the end of the performance period based on the actual attainment of the goals. None of our current NEOs are retirement eligible.

Summary of Potential Payments

The following table summarizes the payments and other benefits that would be provided to our NEOs upon the occurrence of certain qualifying terminations of employment or a change of control, in any case, occurring on December 31, 2025. Amounts shown do not include (i) accrued but unpaid base salary through the date of termination, or (ii) other benefits earned or accrued during employment that are available to all salaried employees, such as accrued vacation, and assume that any successor company in a change of control assumed or substituted awards for any outstanding awards under the 2008 Plan and 2021 Plan:

Name and Event	Cash Severance ($)(1)	Stock Option Acceleration ($)(2)	Restricted Stock Unit Acceleration ($)(2)	COBRA Premiums ($)(3)	Total ($)
Larry L. Wood
Termination Without Cause / For Good Reason with a Change of Control	5,550,000	—	5,738,052	42,929	11,330,982
Termination Without Cause / For Good Reason without a Change of Control	1,387,500	—	5,738,052	21,464	7,147,016
Kevin Waters
Termination Without Cause / For Good Reason with a Change of Control	1,211,280	—	1,254,499	66,453	2,532,232
Termination Without Cause / For Good Reason without a Change of Control	504,700	—	—	44,302	549,002
Alaleh Nouri
Termination Without Cause / For Good Reason with a Change of Control	734,390	—	1,281,838	14418	2,030,646
Termination Without Cause / For Good Reason without a Change of Control	473,800	—	—	14,418	488,218
(1)In the case of a qualifying termination of employment in connection with a change of control, represents severance payments of the executive officer’s annual base salary for 36 months (for Mr. Wood), 18 months (for Mr. Waters) or 12 months (for Ms. Nouri) plus a single payment of 300% (for Mr. Wood), 150% (Mr. Waters) or 100% (for Ms. Nouri) of the executive’s annual target bonus. In the case of a qualifying termination of employment not in connection with a change of control, represents severance payments of the executive officer’s annual base salary for 18 months (for Mr. Wood) or 12 months (for Mr. Waters and Ms. Nouri).
(2)The value of the accelerated stock options is calculated based on the number of shares of our common stock subject to accelerated unvested stock options multiplied by the difference, if greater than zero, between $31.46, the closing price for a share of our common stock on the Nasdaq Global Market on December 31, 2025, and the per share exercise price. The value of the accelerated RSUs and PSUs is calculated based on the number of unvested RSUs and the number of PSUs earned assuming the target performance level, as applicable, multiplied by $31.46, the closing price for a share of our common stock on the Nasdaq Global Market on December 31, 2025.
(3)In the case of a qualifying termination of employment in connection with a change of control, represents payment for the cost of the executive officer’s premiums for health continuation coverage under COBRA for a period of up to 36 months (for Mr. Wood), up to 18 months (for Mr. Waters) or up to 12 months (for Ms. Nouri). In the case of a qualifying termination of employment not in connection with a change of control, represents payments for the cost of the executive officer’s premiums for health continuation coverage under COBRA for a period of up to 18 months (for Mr. Wood) or up to 12 months (for Mr. Waters and Ms. Nouri).

Chief Executive Officer Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the following presents information regarding the relationship of the median of the annual total compensation of our employees, other than our Chief Executive Officer, to the combined annual total compensation of Mr. Wood and Dr. Zadno, who served as our Chief Executive Officer for different portions of fiscal year 2025.

Calculation Methodology
We identified the employee with compensation at the median of the compensation of all of our employees (median employee) by considering our employee population on December 31, 2025 ("Determination Date") as summarized below.

•As of the Determination Date, our employee population consisted of 887 individuals (other than our CEO), including any employees on leave of absence. This population consisted of full-time and part-time employees located in the United States and internationally (including our consolidated subsidiaries). We did not include any contractors or other non-employee workers in our employee population. To identify the median employee from our employee population, we prepared a list of employees as of the Determination Date based on the Company’s payroll and other compensation records by aggregating for each employee: (1) annual base salary as of December 31, 2025, (2) annual target cash bonus or target commissions, in each case, assuming 100% achievement and (3) the grant date fair value of equity awards granted during 2025.
•We annualized compensation for permanent employees that were not employed for the full year of 2025 and did not make any cost-of-living adjustments in identifying the median employee. Amounts paid in foreign currencies were converted to U.S. dollars, using conversion rates as of December 31, 2025. Using this methodology, we determined that our median employee was a full-time employee based in the United States.
•In determining our 2025 pay ratio, we combined all elements of our median employee’s compensation for 2025 using the same methodology that we used for calculating Mr. Wood’s and Dr. Zadno’s total compensation shown in the 2025 Summary Compensation Table. The annual total compensation of our median employee was $178,612. Because two individuals served as our Chief Executive Officer for different portions of fiscal year 2025, for the purposes of the pay ratio calculation, we used the combined annual total compensation for Mr. Wood and Dr. Zadno for fiscal year 2025, each as reported in the 2025 Summary Compensation Table, which was $23,550,129. Based on this information, the ratio of the annual total compensation of Mr. Wood and Dr. Zadno to the annual total compensation of our median employee was approximately 132:1 for 2025. Fiscal year 2025 included a CEO transition and accordingly, the combined annual total compensation amount includes, among other items, one-time and non-recurring elements including amounts associated with Dr. Zadno’s transition and Mr. Wood’s sign-on bonus and new-hire and “buy-out” equity grants, as outlined in the Summary Compensation Table. As a result, the pay ratio for 2025 is higher than it would have been in a year without these leadership transition-related items.

We believe that the above pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. In addition, because the SEC rules for identifying the median employee allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employment and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans as of December 31, 2025:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted average exercise price of outstanding options, warrants, and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
	(a)		(b)		(c)
Equity compensation plans approved by stockholders	3,444,095	(1)	$17.00	(2)	7,003,969	(3)(4)
Equity compensation plans not approved by stockholders	—		—		—
Total	3,444,095	(1)	$17.00	(2)	7,003,969	(3)(4)
(1)Amount includes shares of common stock issuable under our 2008 Plan and our 2021 Plan pursuant to 3,444,095 stock options and 2,345,739 RSUs but does not include any rights with respect to shares of common stock issuable under our ESPP.
(2)Excludes RSUs, which have no exercise price.
(3)Includes shares available for future issuance under our 2021 Plan (5,207,565 shares) and our ESPP (1,796,404 shares). The number of shares available for issuance under our 2021 Plan increases automatically on the first day of each calendar year of the Company beginning January 1, 2022 and ending on and including January 1, 2031, in an amount equal to the lesser of (i) 5% of the aggregate number of outstanding shares of our common stock on the final day of the immediately preceding calendar year and (ii) such smaller number of shares determined by our Board. The number of shares available for issuance under our ESPP increases automatically on January 1 of each calendar year of the Company beginning in 2022 and ending in

2031, in an amount equal to the lesser of (i) 1% of the aggregate number of outstanding shares of our common stock on the final day of the immediately preceding calendar year and (ii) such smaller number of shares determined by our Board.
(4)The maximum number of shares that may be issued under the ESPP in the purchase periods in effect as of December 31, 2025, based on the number of participants on December 31, 2025 and assuming a purchase price equal to 85% of $23.20 (which was the closing stock price of our stock on April 10, 2026) is 738,661 shares.

PAY VERSUS PERFORMANCE

The following table sets forth additional information concerning the compensation of our Principal Executive Officer ("PEO") and our other NEOs for each of the fiscal years ended December 31, 2021, 2022, 2023, 2024 and 2025, and our financial and TSR performance for each such fiscal year.

The amounts shown below for compensation actually paid do not represent the value of cash and shares of the Company’s common stock received by our PEO and other NEOs during the year, but rather is an amount calculated in accordance with SEC rules and includes, among other things, year-over-year changes in the value of unvested equity-based awards based on the value of our common stock. As a result of the calculation methodology required by the SEC, compensation actually paid amounts below differ from compensation actually earned, realized or received by the individuals.

								Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for Wood(1)		Compensation Actually Paid to PEO for Wood (2)(5)	Summary Compensation Table Total for Zadno(1)	Compensation Actually Paid to PEO for Zadno (2)(5)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(1)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2)	Company Total Shareholder Return ($)(3)	Peer Group Index Total Shareholder Return ($)(3)	Net Income ($)(in ’000s)	Revenue ($)(in ’000s)(4)
2025	16,783,853		13,074,110	6,766,276	(7,586,117)	2,330,962	(4,004,469)	75.01	104.63	(95,572)	308,054
2024	—	—	—	6,521,876	17,834,849	2,809,649	6,743,619	191.99	96.62	(91,413)	224,498
2023	—	—	—	6,088,813	2,287,700	2,492,801	2,141,189	99.93	87.09	(105,897)	136,191
2022	—	—	—	4,131,452	19,431,486	1,109,242	3,438,128	99.05	79.87	(87,154)	75,014
2021	—	—	—	1,374,745	23,117,713	834,610	5,787,293	59.63	98.43	(59,853)	34,473
(1)Amounts reported in these columns represent the total compensation as reported in the Summary Compensation Table for Mr. Wood, our PEO since September 2, 2025, for fiscal year 2025, and for Dr. Zadno, our PEO until September 1, 2025, for each fiscal year reported, and the average of the total compensation as reported in the Summary Compensation Table for our remaining NEOs for the relevant fiscal year, which captures the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs
2025	Larry L. Wood, Reza Zadno, Ph.D	Kevin Waters, Hisham Shiblaq, and Alaleh Nouri
2024	Reza Zadno, Ph.D	Kevin Waters, Hisham Shiblaq, and Alaleh Nouri
2023	Reza Zadno, Ph.D	Kevin Waters, Hisham Shiblaq, and Alaleh Nouri
2022	Reza Zadno, Ph.D	Kevin Waters, Hisham Shiblaq, and Alaleh Nouri
2021	Reza Zadno, Ph.D	Kevin Waters and Hisham Shiblaq

(2)Amounts reported in these columns represent compensation actually paid (calculated in accordance with SEC rules) to Mr. Wood and Dr. Zadno for each year and average of the compensation actually paid to the remaining NEOs and reflects the following adjustments from total compensation reported in the Summary Compensation Table:

	2025
Adjustments	Wood ($)	Zadno ($)	Average Non-PEO NEOs ($)
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	(14,443,850)	(5,079,723)	(1,638,597)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	11,211,271	655,910	833,613
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	15,234	1,650,029	1,104
Increase/deduction for Awards Granted during Prior FYs that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End (5)	(200,590)	(7,832,782)	(2,532,186)
Increase/deduction for Awards Granted during Prior FYs that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	(291,808)	(3,745,827)	(1,066,599)

Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	—	—	(1,932,766)
TOTAL ADJUSTMENTS	(3,709,743)	(14,352,393)	(6,335,431)

The fair value valuation adjustments outlined above to calculate the compensation actually paid included assumptions that differed from those used in the Company’s grant date fair value calculations. For stock options, the fair value is measured using Black-Scholes option pricing model as of each measurement date including updated assumptions based on an analysis of the historical volatility of a peer group of publicly traded companies, the expected term for options that are expected to remain outstanding based on the simplified method, the measurement date stock price, and the risk-free interest rate based on U.S. Treasury yield for zero-coupon U.S. Treasury notes. For RSUs, the fair value is measured based on the closing fair market value of the Company’s common stock as of each measurement date. For PSUs, the fair value is measured based on the closing fair market value of the Company’s common stock as of each measurement date assuming the target performance level.

(3)Assumes $100 invested on September 15, 2021, the closing price on the first day of trading of our common stock, including reinvestment of dividends. Peer Group Index Total Shareholder Return represents the cumulative Total Shareholder Return of the S&P Health Care Equipment Index.

(4)The Company selected Revenue as the Company-Selected Measure due to it being an important financial measure that helps link Compensation Actually Paid to the Company’s executive officers for the most recently completed fiscal year. Specifically, Revenue is the largest component of the formula to determine annual incentive cash compensation.

(5)Reflects the adjustments calculated in accordance with the methodology above to the value of options granted prior to our initial public offering in September 2021.

Relationship Between Financial Performance Measures

The graphs below compare the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, with (i) our cumulative TSR, (ii) our Peer Group Index TSR, (iii) our net income, and (iv) our revenue, in each case, for the fiscal years ended December 31, 2021, 2022, 2023, 2024 and 2025. TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.

Given the emphasis in our executive compensation programs on long-term incentives tied to our stock price, the compensation actually paid to our NEOs is strongly aligned with our stock price performance.

Description of Relationship Between PEO and Average Non-PEO Compensation Actually Paid and Our TSR

The following chart sets forth the relationship between CAP to our PEO, the average of CAP to our other executive officers, each as set forth in the chart below, and our cumulative TSR over the four-year period from 2021 through 2025.

Description of Relationship Between PEO and Average Non-PEO Compensation Actually Paid and Our Net Income

The following chart sets forth the relationship between CAP to our PEO, the average of CAP to our other executive officers, each as set forth in the chart below, and our net income over the four-year period from 2021 through 2025.

Description of Relationship Between PEO and Average Non-PEO Compensation Actually Paid and Our Revenue

The following chart sets forth the relationship between CAP to our PEO, the average of CAP to our other executive officers, each as set forth in the chart below, and our revenue over the four-year period from 2021 through 2025.

Pay Versus Performance Tabular List

We believe the following performance measures represent the most important performance measures used by us to link compensation actually paid to our NEOs for 2025:

a.Revenue
b.Adjusted EBITDA
c.US procedures completed using our robotic systems

For additional details regarding our performance measures, please see the subsection titled “Annual Cash Incentive Program” in our "Executive Compensation - Compensation Discussion and Analysis" section elsewhere in this Proxy Statement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

Our Board has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 and one percent of the average of total assets at year end for the last two completed fiscal years and a related person had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy, but are reviewed on a regular basis by the Audit Committee.

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year or currently proposed, to which we were a party or will be a party, in which:

•the amounts involved the lesser of $120,000 or one percent of the average of total assets at year end for the last two completed fiscal years; and
•any of our directors, director nominees, executive officers, beneficial holders of more than 5% of any class of our capital stock or any immediate family member of the foregoing had or will have a direct or indirect material interest.

Amended and Restated Investor Rights Agreement

We are party to an amended and restated investor rights agreement with certain holders of our common stock, entities affiliated with certain of our executive officers and directors, as well as certain of our executive officers and directors. While most of the covenants and restrictions set forth in the amended and restated investor rights agreement terminated in connection with our initial public offering in September 2021, the provisions relating to registration rights included in the amended and restated investor rights agreement did not terminate at that time. Accordingly, certain of these holders have the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Indemnification Agreements

Our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law ("DGCL"), subject to certain exceptions contained in our amended and restated bylaws. In addition, our amended and restated certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty.

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.

There is no pending litigation or proceeding naming any of our directors or officers for which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or executive officer.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notice or other proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice or other proxy materials addressed to those stockholders. This process, which is commonly referred to as householding, potentially provides extra convenience for stockholders and cost savings for companies. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.

A Notice or proxy materials will be delivered in one single envelope to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent with your broker. Upon written request to Corporate Secretary, PROCEPT BioRobotics Corporation, 150 Baytech Drive, San Jose, CA 95134, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, please contact your broker if you are a beneficial holder through a broker, or, if you are a registered holder, contact our transfer agent, Computershare Trust Company, N.A.

NO INCORPORATION BY REFERENCE

To the extent that any portion of this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Report of the Audit Committee of the

Board of Directors” or “Report of the Compensation Committee of Board of Directors” to the extent permitted by the rules of the SEC will not be deemed incorporated, unless specifically provided otherwise in such filing.

In addition, references to our website are not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement. Information on our website, other than our proxy statement, Notice of Annual Meeting of Stockholders, and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

The contents of this Proxy Statement and the sending thereof to the stockholders have been authorized by the Board.

By Order of the Board of Directors

/s/ Alaleh Nouri

Alaleh Nouri
EVP, Chief Legal Officer & Corporate Secretary

April 22, 2026

A copy of our Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC on February 25, 2026, is available without charge upon written request to Investor Relations, PROCEPT BioRobotics Corporation, 150 Baytech Drive, San Jose, CA 95134 or by accessing a copy on PROCEPT BioRobotics Corporation’s website at www.procept-biorobotics.com in the Investors section under “Financial Information.” Information on or accessible through our website is not incorporated by reference in this Proxy Statement.

PROCEPT BIOROBOTICS®

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2026 Annual Meeting Proxy Card

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2026 Annual Meeting of PROCEPT BioRobotics Corporation Stockholders

The 2026 Annual Meeting of Stockholders of PROCEPT BioRobotics Corporation will be held on Tuesday, June 9, 2026 at 1:00 p.m. ET, virtually via the Internet at meetnow.global/MR7C96H.

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PROCEPT BIOROBOTICS CORPORATION

Notice of 2026 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — June 9, 2026

Larry L. Wood and Alaleh Nouri, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of PROCEPT BioRobotics Corporation to be held on June 9, 2026 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all the nominees on Proposal 1, FOR Proposal 2 and FOR Proposal 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

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